EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of October 16, 2012 (the “Execution Date”) by and among BRE/SW Portfolio LLC, a Delaware limited liability company (“Seller JV”), those owner entities listed on Schedule 1 (the Seller JV and each such entity, a “Seller” and, collectively, “Sellers”), HCP, Inc., a Maryland corporation (“Purchaser”), and Emeritus Corporation, a Washington corporation (“E”).

BACKGROUND

WHEREAS, Sellers own or ground lease, as applicable, those certain senior living facilities (each, a “Facility”) listed on Schedule 1(a) to the Disclosure Letter (as defined below), in each case consisting, collectively, of (x) the real property legally described in Exhibit A hereto, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to such real property and any water or mineral rights owned by, or leased to, Sellers (collectively, the “Land”); and (y) all buildings and other improvements located on the Land, including such listed senior living facilities, and all other structures, systems, fixtures and utilities associated with, and utilized in, the ownership and operation of such facilities (collectively, the “Improvements” and, together with the Land, the “Real Property”);

WHEREAS, Sellers desire to sell to Purchaser the Property (as hereinafter defined) and Purchaser desires to purchase the Property from Sellers, on the terms and conditions set forth in this Agreement;

WHEREAS, E is the administrative member of Seller JV which is the indirect parent of each Seller, and manages certain of the Real Property pursuant to the Current E Management Agreements (as defined herein) with certain Sellers; and

WHEREAS, concurrently with the Closing (as defined herein), Purchaser and/or Affiliates of Purchaser and E will enter into one or more lease agreements in the form attached as Exhibit B hereto pursuant to which Purchaser will lease the Real Property to E (such lease agreements, collectively, the “OpCo Lease Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; INCORPORATION OF RECITALS AND EXHIBITS;

PRINCIPLES OF CONSTRUCTION

1.1           The following terms shall have the following meanings in this Agreement:

“Accounting Referee” shall have the meaning assigned to such term in Section 2.2(c) of this Agreement.

“Action” shall mean any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, whether judicial, arbitral, administrative or other, by or before any Governmental Entity.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Allocation Statement” shall have the meaning assigned to such term in Section 2.2(c) of this Agreement.

“Assumed Liabilities” means the obligations of Sellers (i) arising from and after the Closing Date and attributable to periods from and after the Closing Date, under the Leases, the Resident Agreements, the Contracts, the Other Current Management Agreements (to the extent such agreement has not been terminated prior to the Closing Date), the Assumed Loans, the Assumed Personal Property Debt and the Ground Leases and (ii) arising under the Entrance Fees, the Concessions of Rent and the CHOW Liabilities.

 “Assumed Loan Amount” shall mean the outstanding principal amount of the Assumed Loans assumed at the Closing by Purchaser in connection with the transactions contemplated herein.

“Assumed Loans” shall mean Existing Loans assumed at the Closing by Purchaser in connection with the transactions contemplated herein.

“Assumed Loan Assignment Approval” shall mean (A) the applicable Existing Lender’s approval of the assumption of the applicable Existing Loan by Purchaser or its designee and (B) either (x) the release by the applicable Existing Lender of the Existing Guarantor under any applicable guaranties with respect to liabilities arising from and after the Closing Date or (y) execution by Purchaser of the indemnification agreement described in the last sentence of Section 3.5(b).

“Assumed Loan Existing Guaranties” shall mean the Existing Guaranties pertaining to the Assumed Loans.

“Audited Financial Statements” shall mean the financial statements listed on Schedule 1.1(a) of the Disclosure Letter and identified as being audited.

 “Assumed Personal Property Debt” means those loans held by certain lenders, secured by certain Personal Property, a summary of which is set forth on Schedule 1.1(b) of the Disclosure Letter.

“Basket Amount” shall have the meaning assigned to such term in Section 11.4(b) of this Agreement.

“Business” shall mean the operation of the Facilities and other ancillary uses relating thereto as conducted at the Real Property as of the Execution Date.

“Business Records” shall mean, to the extent maintained by, issued to or held by Sellers:  all books and records relating to the Real Property or the Business or the ownership thereof, including all Tax Returns (excluding income tax returns), files, invoices, correspondence, studies, reports or summaries relating to any environmental matters, and other books and records relating to the ownership or maintenance of any of the Real Property or the Business, surveys, engineering or environmental reports and other studies, investigations or depictions of the Real Property or the Business.

“Buy-In Agreement” means any agreement with residents at the Real Properties providing for lump-sum payment to the owner of a Facility or its Affiliates of an amount equal to more than two months occupancy payments at the inception of residency in the Real Property, coupled with an undertaking to return to such resident or to such resident's successors in interest a portion of such payment following such resident's death, move-out, sale of such resident's unit or any other event.

“Cash Deposits” shall have the meaning assigned to such term in Section 8.3 of this Agreement.

“CHOW Corrective Actions” shall mean any physical plant or other changes required to bring the Real Properties into compliance with the currently effective licensing and certification and other legal requirements if and to the extent such Real Properties are not currently in such compliance and such compliance is required as a matter of Legal Requirement, whether such costs or actions are required to be performed prior to the issuance of the Required Governmental Consents or are required as a further condition to be satisfied after such issuance.

“CHOW Liabilities” shall mean any and all costs associated with the change of ownership and/or licensure and/or certification survey process including, but not limited to, any CHOW Corrective Actions, and any fines payable in connection with the West Virginia Certificate of Need filings.

“Claims” shall have the meaning assigned to such term in Section 7.1 of this Agreement.

 “Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning assigned to such term in Section 2.3 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Concessions of Rent” means any financial incentives in the form of future rent abatement, rent deferral or rent freezes granted to residents of the Real Properties which are still continuing in effect as of the date of this Agreement.

               “Continuing E Manager Contracts” shall have the meaning assigned to such term in Section 12.21 of this Agreement.

“Contracts” shall mean, collectively, any and all agreements relating to the ownership, use, leasing, management, operation, development, construction, maintenance or repair of, or provision of materials, labor or services to, any Facility or any of the Real Property or any other Property, to which any Seller is party or is bound, but specifically excluding the Current Management Agreements, the Ground Leases, the Leases and the Resident Agreements.

“Control” (including the corollary terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Current E Management Agreements” shall mean, with respect to each Real Property, the management agreements listed opposite such Real Property in Schedule 1.1(c) of the Disclosure Letter.

“Current E Manager” shall mean the manager under the Current E Management Agreement with respect each applicable Real Property.

“Current Management Agreements” shall mean, the Current E Management Agreements and the Other Current Management Agreements.

“Current Manager” shall mean, with respect to each Real Property, the manager listed opposite such Real Property in Schedule 1.1(d) of the Disclosure Letter.

“Damages” means all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses), equitable relief or conduct restriction; including consequential, lost profits and diminution in value, but specifically excluding punitive, treble or similar damages, except to the extent payable to a third party.

“Dataroom”  shall mean the Lightserve Corporation website data room that has been prepared by the E or CSCA and last modified on October 15, 2012, and to which access has been provided to Purchaser in connection with the execution and delivery of this Agreement.

“Deficit Amount” shall have the meaning assigned to such term in Section 11.7 of this Agreement.

“Delayed Closing Properties” shall have the meaning assigned to such term in Section 12.18 of this Agreement.

“Disclosure Letter” shall mean the disclosure letter that has been prepared by the Sellers and delivered by the Sellers to Purchaser in connection with the execution and delivery of this Agreement.

“E” shall have the meaning set forth in the Preamble to this Agreement.

“E Transferred Items” shall have the meaning assigned to such term in Section 12.21 of this Agreement.

 “Eligible Existing Loans” shall mean the Existing Loans set forth on Exhibit C.

“Eligible Loan Documents” shall have the meaning assigned to such term in Section 3.1(d)(xvi) of this Agreement.

“Environmental Laws” shall mean all federal, state, local and foreign Legal Requirements relating to pollution or the environment, including laws relating to releases or threatened releases of or exposure to Hazardous Materials or relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” shall mean any and all Damages and other liabilities arising in connection with or in any way relating to the Property, or the use, operation or ownership of the Property by Sellers or any Affiliates of Sellers, whether vested or unvested, contingent or fixed, actual or potential, that (i) arise under or relate to Environmental Laws, Hazardous Materials, or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 1.1(e) of the Disclosure Letter and (ii) arise from or relate in any way to actions (and failures to act) occurring or conditions existing prior to the Closing Date.

 “Entrance Fees” means any and all unpaid obligations to residents of Facilities pursuant to Buy-In Agreements at any of the Facilities.

“Excluded Assets” shall have the meaning assigned to such term in Section 2.1(c) of this Agreement.

“Excluded Liabilities” shall have the meaning assigned to such term in Section 2.1 of this Agreement.

“Execution Date” shall have the meaning assigned to such term in the Preamble of this Agreement.

“Existing Guaranties” shall mean those guaranty or indemnity agreements relating to the Eligible Existing Loans listed in Schedule 1.1(f) of the Disclosure Letter.

“Existing Guarantor” shall mean each of the Persons relating to the Eligible Existing Loans listed in Schedule 1.1(g) of the Disclosure Letter.

“Existing Lender” shall mean each of the lenders listed in Schedule 1.1(h) of the Disclosure Letter.

“Existing Loan” shall mean each of the loans listed in Schedule 1.1(i) of the Disclosure Letter.

“Existing Policies” shall have the meaning assigned to such term in Section 4.1 of this Agreement.

“Facility” shall have the meaning set forth in the Recitals to this Agreement.

“Final Adjustment Date” shall have the meaning assigned to such term in Section 8.1(f) of this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any federal, state or local government, any court, administrative agency or commission or other governmental authority or instrumentality, including the Health Departments.

“Ground Lease Estoppels” shall have the meaning assigned to such term in Section 3.5(j).

“Ground Leases” means, collectively, all ground leases, subleases and similar agreements, and all other agreements and documents related thereto, pursuant to which any Seller owns or holds any interest in any Ground Leased Property.

“Ground Leased Properties” means, collectively, those Facilities which are denoted as ‘ground leased property’ on Schedule 1 of the Disclosure Letter.

“Hazardous Materials” shall mean (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants,” “hazardous materials,” “toxic substances,” and “hazardous waste” or otherwise characterized as hazardous, toxic or harmful to human health or the environment, under any Environmental Law, (B) petroleum, radon gas, lead  based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at such Property or other matters governed by any applicable federal, state or local law or statute.

“Health Departments” shall mean departments of health, and/or any Governmental Entity of each of the states where the Real Property is located which have jurisdiction over the licensing, ownership and/or operations of the Real Property as healthcare facilities.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.

“Impermissible Defects” shall have the meaning assigned to such term in Section 4.5 of this Agreement.

“Improvements” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Indemnification Amount” shall mean Eighty Million Dollars ($80,000,000.00).

“Indemnification Claim” shall have the meaning assigned to such term in Section 11.3 of this Agreement.

 “Indemnification Funds” shall have the meaning assigned to such term in Section 11.9 of this Agreement.

“Indemnified Party” shall have the meaning assigned to such term in Section 11.3 of this Agreement.

“Indemnitor” shall mean the party required to provide indemnification pursuant to Section 11.2 of this Agreement.

“Initial Closing” shall have the meaning assigned to such term in Section 11.18 of this Agreement.

“Insurance Policies” shall have the meaning assigned to such term in Section 3.1(d)(xviii) of this Agreement.

“Intangible Personal Property” shall mean all interest of Sellers in and to the Intangibles.

“Intangibles” means any and all of the following: (i) the interest, if any, of Sellers in the identity or business of the Real Property as a going concern, including any names or trade names by which the Real Property or any part thereof may be known including names, if any, used on the date hereof in connection with the ownership and operation of the Real Property, and all registrations for such names, if any, and all intangible rights or interests associated with the Real Property, including goodwill and going concern value, and the registrations therefor; (ii) to the extent assignable or transferable, the interest, if any, of Sellers in and to each and every bond, guaranty and warranty concerning the Improvements and the Personal Property, including any roofing, air conditioning, heating, elevator or other bond, guaranty and warranty relating to the construction, maintenance or replacement of the Improvements or any portion thereof; (iii) the interest of Sellers in and to all guaranties and warranties given to Sellers that have not expired (either on a “claims made” or occurrence basis) in connection with the operation, construction, improvement, alteration or repair of the Improvements; (iv) the interest, if any, of Seller in the Permits, and (v) in each case to the extent arising or relating to periods of time after the Closing, any other non-real property and non-Personal Property interest of Sellers in the Facility or pertaining thereto and any and all interests of other intangible property of every kind and character owned or utilized by Sellers in connection with the ownership and operation of the Facilities.

“Interim Operating Agreements” shall have the meaning assigned to such term in Section 3.5(c)(iii).

 “Inventory” shall mean, if any, building materials, supplies, hardware, carpeting and other inventory maintained in connection with Sellers’ ownership and operation of the Real Property.

“IRS” shall mean the United States Internal Revenue Service.

“Land” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Leases” shall mean all written leases, subleases, license agreements or other occupancy agreements affecting the Real Property under which Seller is the landlord or lessor, and all rent, income and proceeds arising therefrom and security and other deposits made by the tenants thereunder, provided that none of the Resident Agreements, the Other Current Management Agreements or the Ground Leases shall be deemed to be Leases.

“Legal Requirements” means any statute, rule, regulation, ruling or requirement of any Governmental Entity.

 “Liens” shall have the meaning assigned to such term in Section 2.1(a) of this Agreement.

“Loan Assumption Election” shall mean Purchaser’s election, at its sole discretion, to assume any of the Eligible Existing Loans.

“Management Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Manager” means Current Manager or a replacement manager for the Real Property.

“Material Adverse Effect” means any event, circumstance, change or effect that (i) has had, or would reasonably be expected to have, a material adverse effect on the Properties or the operation or condition thereof, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Material Adverse Effect”: any event, circumstance, change, or effect relating to (a) changes in conditions in the U.S. or global economy or capital or financial markets in general, including changes in interest or exchange rates or to the senior living industry in general, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions in which the Real Property is located or the senior living industry, (c) changes in Legal Requirements and/or GAAP that are adopted or enacted after the date hereof or the interpretation thereof, (d) the announcement of this Agreement or the consummation of transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, vendors, investors, venture partners or employees, provided that the exception in this clause (d) shall not be deemed to apply to “Material Adverse Effect” qualifications in the representations and warranties set forth in Section 3.1(b) and/or Section 3.1(c) or the conditions in Section 5.2(a) or Section 5.2(c) (in each case, solely to the extent relating to the representations and warranties in Section 3.1(b) and/or Section 3.1(c)), (e) any failure, in and of itself, to meet any internal projections of the Sellers or BRE/SW (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure shall be taken into account in determining whether there has been a Material Adverse Effect unless such event, circumstance, change or effect does not constitute, and is not taken into account in determining whether there has been, a Material Adverse Effect pursuant to the provisions of this definition other than this clause (e)), (f) declaration by the U.S. of a natural emergency or war, acts of war, hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (g) earthquakes, hurricanes or other natural disasters, or (h) any action taken by Sellers at the express request or with the prior written consent of Purchaser (excluding any such consent which under the terms and provisions hereof Purchaser was not permitted to unreasonably withhold), which in the case of each of clauses (a), (b), (f), and (g) do not disproportionately affect the Properties, or the operation or condition thereof, taken as a whole, relative to similar properties owned or leased by other participants in the industries and geographic areas in which the Business operates, and (ii) will, or would reasonably be expected to, prevent or materially impair the ability of the Sellers to consummate the transactions contemplated hereby.

“Material Contracts” shall mean all Contracts, other than those Contracts which are terminable on 30 days’ notice without cost or penalty and require the payment of no more than $50,000 in any calendar year. “Material Contracts” shall not include any Existing Loans, Assumed Personal Property Debt, Resident Agreements, Current Management Agreements, Leases or Ground Leases.

 “OpCo Lease Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

 “Operations Licenses” shall mean all permits, licenses, regulatory approvals, approvals, accreditations and comparable authorizations from all applicable Governmental Entities necessary or advisable for the use, operation, management and maintenance of the applicable Real Property and the conduct of the Business.

“Other Current Management Agreements” shall mean, with respect to each Real Property, the management agreement listed opposite such Real Property in Schedule 1.1(j) of the Disclosure Letter, other than any management agreement with E or its Affiliates.

“Outside Date” shall have the meaning assigned to such term in Section 10.1(b)(i) of this Agreement.

“Parties” means Purchaser, each Seller and E.

“Permits” shall mean all governmental permits, licenses, certificates and authorizations relating to the use or operation of any of the Property and/or the Business (including licenses held by any Current Manager), permits, accreditations, approvals and certificates used in or relating to the ownership, occupancy or operation of all or any part of the Property and/or the Business, including any permit, license, accreditation or other approval necessary under applicable federal, state or local law in order to permit the operation of the Property as healthcare facilities.

“Permitted Exceptions” shall mean those matters set forth on Exhibit F attached hereto and made a part hereof and any other exception which shall be deemed to be a Permitted Exception in accordance with Article IV of this Agreement.

“Person” shall mean any individual, partnership, limited partnership, association, body corporate, trustee, trust, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having a legal status.

“Personal Property” shall mean those items of equipment, any buses and other motor vehicles and other tangible personal property which are used by Sellers or Current Manager in connection with the ownership, maintenance and/or operation of the Real Property, including all Inventory, but not including any Excluded Assets.

“Per-Claim Basket” shall have the meaning assigned to such term in Section 11.4(b) of this Agreement.

“Pre-Closing Rents and Reimbursements” shall have the meaning assigned to such term in Section 8.1(e) of this Agreement.

“Prepayment Fees” shall have the meaning assigned to such term in Section 8.3 of this Agreement.

“Property” shall mean, collectively, the Real Property, the Personal Property and the Intangibles, but excluding the Excluded Assets.

“Purchase Price” shall have the meaning assigned to such term in Section 2.2 of this Agreement.

“Purchaser Indemnified Parties” shall have the meaning assigned to such term in Section 11.2(a) of this Agreement.

“Purchaser Waived Representation” shall have the meaning assigned to such term in Section 11.4(d).

“Purchaser’s Knowledge” or words of similar import shall be deemed to refer exclusively to matters within the actual, present, conscious knowledge of the Purchaser Knowledge Individual without any obligation to investigate or make inquiries of other Persons with respect to any of the representations and warranties contained in this Agreement.

“Purchaser Knowledge Individual” shall mean Timothy M. Schoen.

“Qualifying Income” shall mean income described in Sections 856(c)(2) or 856(c)(3) of the Code.

“Real Property” shall have the meaning assigned to such term in the Recitals of this Agreement.

“REIT Requirements” shall have the meaning assigned to such term in Section 11.7 of this Agreement.

“Releasees” shall have the meaning assigned to such term in Section 7.2 of this Agreement.

 “Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Sellers from any and all sources arising from or attributable to the Real Property.

“Required Filings” shall means those certain filings required to be made with Government Entities in connection with the consummation of the transactions contemplated herein, as set forth on Schedule 1.1(k) of the Disclosure Letter.

“Required Governmental Consents” shall mean those certain consents required from Governmental Entities in connection with the consummation of the transactions contemplated herein and listed on Schedule 1.1(l) of the Disclosure Letter.

“Resident Agreements” shall mean agreements for the use or occupancy of its Property by a Person or Persons residing in the Facilities, or other Persons residing at such Property, and all modifications and amendments thereto and renewals or extensions thereof (including any agreements relating to any notes, mortgages or other security granted to Sellers in connection with any Concessions of Rent).

“Resident Rents” shall have the meaning assigned to such term in Section 8.1(b)(iv) of this Agreement.

“Residents” shall mean the residents or tenants under the Resident Agreements.

“Seller Indemnified Parties” shall have the meaning assigned to such term in Section 11.2(b) of this Agreement.

“Seller JV” shall have the meaning assigned to such term in the Preamble this Agreement.

“Seller JV Rollover Investor” shall mean Sunwest Rollover Member LLC, a Delaware limited liability company which is the holder of certain ownership interests in Seller JV.

“Sellers’ Knowledge” or words of similar import shall be deemed to refer exclusively to matters within the actual knowledge of any Seller Knowledge Individual, after due inquiry of Current E Manager but without any other obligation to investigate or make inquiries of other Persons with respect to any of the representations and warranties contained in this Agreement.

“Seller Knowledge Individuals” shall mean David Roth and William Stein.

“Substitute Guarantor” shall have the meaning assigned to such term in Section 3.5(b) of this Agreement.

“Surveys” shall have the meaning assigned to such term in Section 4.1 of this Agreement.

“Survey Update” shall have the meaning assigned to such term in Section 4.3 of this Agreement.

“Survival Expiration Date” shall have the meaning assigned to such term in Section 11.1 of this Agreement.

“Taxes” shall mean (a) any federal, state, county, local or non-United States taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, production, business, occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, charges imposed by any Governmental Entity, and including any interest and penalties (civil or criminal) on or additions to any such taxes, (b) any liability for the obligations of others with respect to any such item described in clause (a) as a result of being (or ceasing to be) a member of a group which files returns or reports or pays such items on a consolidated, combined, unitary or similar basis, or being included (or being required to be included) in any Tax Return related to such group and (c) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (a) or (b) above.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or statements filed or required to be filed with any Governmental Entity with respect to Taxes, including any Schedules or attachments thereto, and including any amendments thereof.

“Tenant Rents” shall have the meaning assigned to such term in Section 8.1(b)(v) of this Agreement.

“Tenants” shall mean the tenants under the Leases.

“Title Company” shall mean Chicago Title Insurance Company.

“Title Consent” shall have the meaning assigned to such term in Section 12.19 of this Agreement.

 “Title Objection Notice” shall have the meaning assigned to such term in Section 4.4 of this Agreement.

“Title Option” shall have the meaning assigned to such term in Section 12.19 of this Agreement.

“Title Update” shall have the meaning assigned to such term in Section 4.3 of this Agreement.

“Updates” shall have the meaning assigned to such term in Section 4.3 of this Agreement.

“Unaudited Financial Statements” shall mean the financial statements listed in Schedule 1.1(a) of the Disclosure Letter and identified as being unaudited.

1.2           The Recitals set forth above and the Exhibits and Schedules attached to this Agreement and the Disclosure Letter are hereby incorporated by this reference.

1.3           All references to Sections are to Sections in or to this Agreement and all references to Schedules are to Schedules of the Disclosure Letter unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and Schedules thereto. Unless otherwise specified herein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

1.4           The representations, warranties, obligations and rights of each Seller, shall be those of all the parties comprising Sellers, such that each such Party shall be jointly and severally liable for all obligations of Sellers hereunder, and any consent, acceptance, amendment or waiver agreed to or given by any Seller shall be deemed binding on all Sellers.

ARTICLE II

SALE, PURCHASE PRICE, CLOSING

2.1 Purchase and Sale

(a) . On the Closing Date, pursuant to the terms and subject to the conditions set forth in this Agreement, (i) Sellers shall sell and transfer to Purchaser and Purchaser shall purchase and accept from Sellers, all of Seller’s right, title and interest in and to the Property, free and clear of all mortgages, deeds of trust, pledges, hypothecations, assignments, security interests, liens, claims, encumbrances, easements or other title exceptions (collectively, “Liens”), except for Permitted Exceptions and the Assumed Liabilities, and (ii) Purchaser agrees to (A) purchase the Property from Sellers and shall accept title thereto, subject to the Permitted Exceptions and the Assumed Liabilities (which shall be assumed) and (B) assume the Assumed Liabilities.

(b) Except as otherwise expressly set forth in this Agreement, Purchaser does not agree to assume, pay, perform, satisfy or discharge any liability or obligation of Sellers existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, or attributable to time periods, prior to the Closing Date (the “Excluded Liabilities”), and Purchaser expressly reserves any and all rights it may have against Sellers following the Closing Date on account of any Excluded Liability.  Without limiting the generality of the foregoing, the term “Excluded Liabilities” shall include the following:

(i) any liabilities or obligations of Sellers relating to employee benefits or compensation arrangements of any nature;

(ii) any liability or obligation of Sellers for breach of contract, personal injury or property damage (whether based on negligence, breach of warranty, strict liability or any other theory) caused by, arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions occurring prior to the Closing Date;

(iii) any liability or obligation of Sellers for money borrowed other than the Assumed Loans up to the Assumed Loan Amount and for the Assumed Personal Property Debt, and any accrued and unpaid interest thereon for which Purchaser receives a proration credit under Article 8; and

(iv) except as set forth in Section 8.1 or 8.2 or any other provision hereof (including provisions with respect to any Taxes for which Purchaser receives a credit against the Purchase Price under Article 8), (i) all liabilities, obligations and expenses of any kind or nature relating to Taxes of the Sellers and, with respect to the Property, for any period ending on or before the Closing Date (including, without limitation, any liabilities, obligations and expenses pursuant to any Tax sharing agreement, Tax indemnification or similar arrangement entered into on or prior to the Closing Date) and (ii) any Taxes payable by Sellers in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Property to be sold to the Purchaser (collectively, the “Excluded Assets”):

(i) Cash.  Subject to Article VIII of this Agreement, all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership, operation or management of any Property, including, without limitation, any cash held in any reserves or escrow in connection with the Existing Loans and escrows or reserves maintained by the Sellers or any Current Manager pursuant to the terms of any Current Management Agreement;

(ii) Third Party Property.  Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) the tenant under any Lease or Resident Agreement, (C) any employees, (D) any tenant, guest or customer of any Property, or (E) any Current Manager, but excluding (i.e., the following shall be included in Property and transferred to the Purchaser at Closing) any rights and/or interests the Sellers may have in the foregoing; and

(iii) Insurance Claims.  Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date, other than insurance claims and proceeds which are to be assigned to the Purchaser pursuant to the terms of Section 9.1 of this Agreement in connection with a casualty.

2.2 Purchase Price.

(a) The aggregate purchase price for the transfer of the Property and the consummation of the transactions described herein is One Billion Seven Hundred Ninety Million Dollars ($1,790,000,000.00) (as such amount may be adjusted pursuant to Article VIII, clause (2) of the proviso of the last sentence of Section 4.1, the proviso of the last sentence of Section 3.4(h), and/or the last sentence of Section 12.19, the “Purchase Price”), which amount shall be allocated among the respective Real Property as provided in this Section 2.2.

(b) The Purchase Price shall be paid by Purchaser to Sellers at the Closing by wire transfer of immediately available funds.

(c) Allocation of Purchase Price.

(i) Sellers and Purchaser agree that the allocation of the Purchase Price and any Assumed Liabilities between and among each Facility will be the amounts set forth in Schedule 2.2.  Either the Sellers or Purchaser may request of the other Party modifications to Schedule 2.2 of the Disclosure Letter solely with respect to Facilities which are not marked with an asterisk on Schedule 2.2, and such other Party shall not unreasonably withhold its consent to any such modification.

(ii) Sellers and Purchaser shall negotiate in good faith to agree upon an allocation statement of the different components of Property within each Facility (the “Allocation Statement”), which Allocation Statement shall be prepared in a manner consistent with Section 1060 of the Code and the treasury regulations thereunder and which in all events will be consistent with Schedule 2.2 of the Disclosure Letter.   To the extent Sellers and Purchasers have not agreed to the Allocation Statement before the Closing Date, they shall continue to negotiate in good faith after the Closing Date.  If Sellers and Purchaser have not agreed to the Allocation Statement on or before the  30th day after the Closing Date, any disputed items shall be resolved by a firm of independent nationally recognized accountants chosen and mutually accepted by both parties (the “Accounting Referee”), whose determination shall be final and binding on the parties.  The Accounting Referee shall resolve the dispute within thirty (30) days after the item has been referred to it.

(iii) The costs, fees and expenses of the Accounting Referee shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand.  Purchaser, Sellers and their Affiliates shall report, act and file Tax Returns and reports (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Statement. Purchaser and Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be reasonably required to prepare such Allocation Statement.  Neither Purchaser nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable law or a good faith resolution of a Tax contest.

2.3 Closing.  The closing of the sale and purchase of the Property (the “Closing”) shall occur as promptly as practicable (but in no event later than the fifth (5th) business day) after all of the conditions set forth in Article V (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same (such date, the “Closing Date”); provided, however, that, consistent with Section 12.18, the Parties desire to effect the Closing prior to December 31, 2012, but in any event prior to the Outside Date. The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place as agreed to by the Parties hereto.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Sellers Representations and Warranties.

Sellers hereby jointly and severally represent and warrant to Purchaser, as follows:

(a) Capacity; Authority; Validity. Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of formation. Each Seller is duly qualified to do business and is in good standing in every domestic and foreign jurisdiction in which it owns Real Property, except for failures to be so qualified or in good standing as has not had and would not reasonably be expected to have a Material Adverse Effect.  Each Seller has all necessary limited liability company power and authority to enter into this Agreement, to perform the obligations to be performed by such Seller hereunder and to consummate the transactions contemplated hereby. This Agreement, the sale of the Property, and the consummation by Sellers of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Restrictions. Neither the execution, delivery and performance of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any term or provision of, or constitute a default or violation under, accelerate performance under, or create or impose any encumbrance pursuant to (i) the organizational or governing documents of any Seller or any of its Affiliates, (ii) any agreement, contract or instrument to which any Seller or any of its Affiliates is a party,  is a party subject, in the case of the Existing Loans and the Ground Leases, to the consent of the counterparties under such agreements to the assignment and assumption of such agreement as contemplated hereby, and as otherwise set forth on Schedule 3.1(b) of the Disclosure Letter, or (iii) any Legal Requirement to which any Seller or any of its Affiliates is subject, except as to clauses (ii) and (iii), as individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect; provided, however, for purposes of this Section 3.1(b), E shall not be deemed an Affiliate of the Sellers.

(c) Consents, Filings, etc. Other than (i) any consent, filing or approval set forth on Schedule 3.1(c) of the Disclosure Letter, and (ii) such consents and approvals as have been made or obtained, the execution, delivery and performance of this Agreement and the consummation by Sellers of the transactions contemplated hereby will not require any filing with, or consent or approval from, any Governmental Entity except (a) compliance with any applicable requirements of the HSR Act, (b) Required Governmental Consents, (c) Required Filings, or (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Real Property.

(i) Interests in Property.  Other than as set forth on Schedule 3.1(d)(i), the applicable Seller is the owner of fee simple title to, or in the case of Ground Leased Properties, a valid leasehold interest in, such Seller’s Real Property identified as being owned by such Seller on Schedule 1 of the Disclosure Letter , in each case, free and clear of Liens other than any Permitted Exceptions applicable to such Seller’s Real Property.  Sellers have good and valid title to, or a valid and enforceable right to the Personal Property and the same is (or will be at Closing) free and clear of all liens, charges and encumbrances, other than the rights of any vendors or suppliers under Contracts, any Assumed Personal Property Debt and the rights, if any of any Current Manager under any applicable Current Management Agreement.

(ii) Possession.  Except for Leases of less than one thousand (1,000) square feet and the Leases set forth on Schedule 3.1(d)(ii) of the Disclosure Letter, the Other Current Management Agreements and the Resident Agreements, there are no lease, license or other occupancy agreements pursuant to which any Person is the lessee, licensee or occupant of any space at any Facility.  On the Closing Date, except for the Tenants or Residents, no Person (other than the Sellers and the Current Managers) is entitled to present or future possession of or a right to use all or any part of the Real Propert

(iii) Provisions Affecting the Real Property. Except as set forth in Schedule 3(d)(iii) of the Disclosure Letter, as of the date hereof, to Seller’s Knowledge, there are no, pending or overtly threatened in writing condemnation or any similar proceedings relating to the Real Property or the Business.

(iv) No Notice of Violation. Except as set forth in Schedule 3(d)(iv) of the Disclosure Letter, as of the date hereof, no Seller has received any written notice of any, and to Seller’s Knowledge, there are no, material violations of any Legal Requirements pertaining to the Real Property or the Business, which in either case have not been cured except that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(v) Environmental Matters.  Except as described on Schedule 3.1(d)(v) of the Disclosure Letter, to Seller’s Knowledge (i)  no Seller has received any written notice of any Actions pursuant to Environmental Laws arising out of violations of any Environmental Laws or any release of Hazardous Materials on the Real Property and (ii) no material remediation of Hazardous Materials is currently being performed or currently required to be performed on the Real Property.  No written claims, complaints, notices, or requests for information have been received by any Seller concerning any violation or alleged violation of any Environmental Law or any releases of Hazardous Materials on the Real Property or any portion thereof by any Governmental Entity which remains unresolved.

(vi) Real Estate Taxes.  Except as set forth in Schedule 3.1(d)(vi)(A), there is not now pending, and Sellers agree that they will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any material proceeding or application for a reduction in the real estate Tax assessment of the Land or the Improvements or any other relief for any Tax year.  Except as set forth in Schedule 3.1(d)(vi)(B) of the Disclosure Letter, there are no outstanding written agreements with attorneys or consultants with respect to real estate Taxes that will be binding on Purchaser or any Real Property after the Closing.

(vii) No Lawsuits. Except as set forth on Schedule 3.1(d)(vii) of the Disclosure Letter, as of the date hereof, there is no claim, lawsuit, proceeding or investigation pending or, to Sellers’ Knowledge, overtly threatened in writing, against any Seller or any of the Real Property that would prevent or materially delay consummation of the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                                                                   (viii) Financial Statements. Sellers have delivered to Purchaser the Identified Financial Statements. The Identified Financial Statements

 have been prepared in accordance with GAAP in all material respects, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements) and normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material)). The Identified Financial Statements fairly present in all material respects the result of the operations (with respect to the Unaudited Financial Statements), and the result of the operations and the assets and liabilities (with respect to all of the other Identified Financial Statements), of the Sellers on a consolidated basis with respect to the periods covered therein.  No Seller has any material liabilities or obligations, and to Seller’s Knowledge, there is no basis for any assertion against Sellers of any material liability or obligation, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Identified Financial Statements, (b) disclosed in this Agreement or in the Schedules hereto, or (c) incurred in the ordinary course of Business consistent with past practice from and after the date of the last Audited Financial Statements.

(ix) Tax Status. No Seller is a foreign person as defined in Section 1445 of the Code.

(x) Permits. Except as set forth in Schedule 3.1(d)(x) of the Disclosure Letter, Sellers or the Current Managers hold all material Permits from Governmental Entities necessary for the ownership and operation of the Real Property and the Business under applicable Legal Requirements except for (i) incidental Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof or (ii) those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Sellers, and to Seller’s Knowledge, the Current Managers, are in compliance in all material respects with the terms of the Permits covered by the preceding sentence and all such Permits are valid and in full force and effect in all material respects except to the extent any non-compliance or failure of Permits to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.   Sellers have not received any written notice alleging that any Seller or Current Manager is in default under any of the Permits and to Seller’s Knowledge there does not exist a default under any of the Permits which default, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.

(xi) Contracts. Each Current Management Agreement and each Ground Lease and the other party thereto, is identified on Schedule 3.1(d)(xi) attached hereto, and Sellers have delivered to Purchaser true and complete copies of all Other Current Management Agreements and all Ground Leases listed on Schedule 3.1(d)(xi) of the Disclosure Letter.  Each of the Material Contracts has been entered into in the ordinary course of business.  Sellers have not received any written notice alleging that any Seller or Current

               Manager is in default under any of the Contracts and to Seller’s Knowledge there does not exist a default under any of the Contracts which default, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.

(xii) Absence of Certain Changes.  Since September 30, 2012, Sellers, and to Seller’s Knowledge, the Current Managers, have operated the Real Property in the ordinary course, consistent with past practice, and no Seller and, to Seller’s Knowledge, no Property, has:  suffered any adverse change, event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in or have a Material Adverse Effect.

(xiii) Affiliated Transactions.  Since January 1, 2011, no Seller has entered into any transaction with any of their respective Affiliates with respect to any Facility, and no such transaction is in effect, other than in the ordinary course of, and pursuant to the reasonable requirements of, the business at the Real Property and upon terms that are no less favorable than could be obtained in a comparable transaction with a Person who was not such an Affiliate.

(xiv) Insurance Policies.  The current insurance policies that any Seller or any Current Manager maintain with respect to the Facilities are set forth on Schedule 3.1(d)(xiv) of the Disclosure Letter (such insurance policies, the “Insurance Policies”).

(xv) Ground Leases.  Schedule 3.1(d)(xv) of the Disclosure Letter is a true, complete and correct schedule of all Ground Leases.  Seller has heretofore delivered or made available to Purchaser true, correct and complete copies of all Ground Leases (including all modifications, amendments and supplements thereto).  Each Ground Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the applicable Seller as tenant thereunder are current, no notice of default or termination under any Ground Lease is outstanding, no termination event or condition or uncured default on the part of the tenant or (to Seller’s Knowledge) Landlord exists under any Ground Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition on the part of tenant.

                                                                 (xvi) Existing Loans.  The Dataroom contains true, correct, and complete copies of all of the material documents and instruments (the “Eligible Loan Documents”) whether or not of record, evidencing or securing the Eligible Existing Loans.   The outstanding principal balance of each of the Eligible Existing Loans as of the date hereof is set forth on Schedule 3.1(d)(xvi) of the Disclosure Letter.  All required payments of principal and interest due and payable under the Eligible Loan Documents have been paid.  The reserves on deposit with each Eligible Existing Lender as of the date hereof are set forth in Schedule 3.1(d)(xvi) of the Disclosure Letter.  The prepayment restrictions and and penalties of the Eligible Existing Loans are set forth on Schedule 3.1(d)(xvi) of the Disclosure Letter.

(e) No Operation of Nursing Facilities.  With the exception of the Facilities located in California, none of the Sellers: (1) currently operate or manage a skilled nursing facility, assisted living facility or other licensed health care facility; (2) hold a license to operate or manage a skilled nursing facility, assisted living facility or other licensed health care facility; or (3) participate in any federal, state or local health care benefit program or are otherwise reimbursed for services from such programs.

(f) None of the Sellers or their respective Affiliates (1) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury (“OFAC”) or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (2) is a prohibited party under the laws of the United States.

(g) No Sellers have any employees.

3.2 Representations and Warranties of Purchaser

.  Purchaser hereby represents and warrants to Sellers and E, as follows:

(a) Capacity; Authority; Validity. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland. Purchaser has all necessary power and authority to enter into this Agreement, to perform the obligations to be performed by Purchaser hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Restrictions.  Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will conflict with or result in a material breach of any term or provision of, or constitute a default or violation under or accelerate performance under, or result in the creation or imposition of any encumbrance pursuant to, (i) the organizational or governing documents of Purchaser, (ii) any material agreement, contract or instrument to which Purchaser is a party or (iii) any Legal Requirement to which Purchaser is subject except as to clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement).

(c) Consents, Filings, etc. Other than such consents, filings and approvals as are referenced in clauses (a)-(d) of Section 3.1(c) or have been made or obtained and such consents, filings and approvals set forth on Schedule 3.1(c) of the Disclosure Letter, and assuming the accuracy of the representations and warranties made by the Sellers hereunder, the execution and delivery of this Agreement and the performance and consummation by Purchaser of the transactions contemplated hereby will not require any filing, consent or approval from any Governmental Authority except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d) No Lawsuits. There is no lawsuit, proceeding or investigation pending or, to the Purchaser’s Knowledge, threatened, against Purchaser that would prevent or materially delay consummation of the transactions contemplated hereby.

(e) Neither Purchaser nor any of its Affiliates (1) appears on the Specially Designated Nationals and Blocked Persons List of the OFAC or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (2) is a prohibited party under the laws of the United States.

3.3 Representations and Warranties of E. E  hereby represents and warrants to Sellers and Purchaser, as follows:

(a) Capacity; Authority; Validity. E is a Washington corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. E has all necessary power and authority to enter into this Agreement, to perform the obligations to be performed by E hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation by E of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of E. This Agreement has been duly executed and delivered by E and constitutes the legal, valid and binding obligation of E, enforceable against E in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Restrictions. Neither the execution, delivery and performance of this Agreement by E nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any term or provision of, or constitute a default or violation under or accelerate performance under, or result in or impose any encumbrance pursuant to (i) the organizational or governing documents of E, (ii) any material contract, agreement or instrument to which E is a party or (iii) any Legal Requirement to which E is subject, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Consents, Filings, etc.  Other than as described on Schedule 3.3(c) of the disclosure letter that has been prepared by E and delivered by E to Purchaser in connection with the execution and delivery of this Agreement, such consents, filings and approvals as have been made or obtained, such consents, filings and approvals as are referenced in clauses (a)-(d) of Section 3.1(c) and such consents, filings and approvals set forth on Schedule 3.1(c) of the Disclosure Letter, the execution and delivery of this Agreement and the performance and consummation by E of the transactions contemplated hereby will not require any filing with, or consent or approval from, any Governmental Entity, except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.4 Covenants of Sellers

 and E. Sellers (and E, where expressly indicated) hereby covenant as follows:

(a) Operation of Property.  For the period from the Execution Date until the Closing Date, Sellers shall use commercially reasonable efforts to cause the Current Managers to (and each Seller shall itself to the extent within its control), and E agrees to cause the Current E Managers under the Current E Management Agreements (to the extent within their control) to: (i) operate the Property and the Business (A) substantially in the ordinary course consistent with past practice while maintaining present services and (B) substantially in accordance with Legal Requirements, (ii) keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Real Property in the ordinary course consistent with past practice; (iii) except as otherwise provided in this Agreement, not amend, modify, supplement, or terminate any of the Ground Leases or allow a default by the Seller thereunder; (iv) other than as contemplated by this Agreement, not amend, modify,  or supplement (or, with respect to any Assumed Loan, allow a default under) the Eligible Loan Documents or satisfy, in whole or in part, any Eligible Existing Loan; (v) not make any material alterations to the Real Property other than repairs in the ordinary course, in each case, without obtaining Purchaser’s prior written consent, not to be unreasonably withheld; (vi) not, without the consent of the Purchaser, cancel or waive any claims or rights of material value held by Sellers and related to the Business or the Property, or settle or compromise any Action with respect to Sellers’ interest in the Business or the Property, to the extent any such cancellation, waiver, settlement or compromise would bind Purchaser or the Property after the Closing Date or would affect Purchaser in any material respect or the ability to operate the Property, or the Property’s profitability, after the Closing Date ; and (vii) not incur, assume or guarantee any material indebtedness for money borrowed that is secured by any portion of the Property, or incur any liabilities or obligations relating to the Property other than in the ordinary course of business other than those which will be satisfied or discharged prior to Closing.

(b) Solicitation. For a period commencing on the Execution Date and continuing to the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall not, and Sellers shall cause their respective Affiliates, officers, managers, employees, agents, representatives or any other person acting at the direction of any Seller not to, directly or indirectly, sell, assign, alienate, lien, encumber or otherwise transfer or finance the Property or any portion thereof (or solicit, negotiate, accept any offers or enter into any agreement, arrangement, letter of intent or understanding, formal or informal, to do any of the foregoing), other than Permitted Exceptions and the sale, assignment, alienation, encumbering or other transfer of any Personal Property in the ordinary course of business consistent with past practice (including for the use and consumption of inventory, office and other supplies and spare parts and the replacement of worn out, obsolete and defective tools, equipment and appliances).  For a period commencing on the Execution Date and continuing to the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, E shall not, and E shall cause its Affiliates, officers, managers, employees, agents, representatives or any other person acting at the direction of E, not to, directly or indirectly, sell, assign, alienate, lien, encumber or otherwise transfer or finance the Property or any portion thereof (or solicit, negotiate, accept any offers or enter into any agreement, arrangement, letter of intent or understanding, formal or informal, to do any of the foregoing), other than Permitted Exceptions and the sale, assignment, alienation, encumbering or other transfer of any Personal Property in the ordinary course of business consistent with past practice (including for the use and consumption of inventory, office and other supplies and spare parts and the replacement of worn out, obsolete and defective tools, equipment and appliances). Any transactions (or discussions regarding possible transactions) between E and any of its Affiliates and Purchaser and any of its Affiliates shall not be deemed a violation of this paragraph (b).

(c) Insurance.  Sellers shall keep continuously in force through and including the Closing Date the Insurance Policies, or insurance policies in substantially the same or better coverage and amounts.

(d) Change in Conditions.  Sellers shall, to the extent any Seller obtains knowledge thereof, and E shall, to the extent any Current E Manager obtains knowledge thereof, without prejudice to Purchaser’s rights and remedies, promptly notify Purchaser of any change in any condition with respect to the Property, or of the occurrence of any event or circumstance, that makes any representation or warranty of Sellers to Purchaser under this Agreement untrue or misleading, or any covenant of Sellers under this Agreement incapable or materially less likely to be performed, or any condition precedent incapable or materially less likely to be satisfied.  Promptly, and in any event within five (5) business days, after receipt, delivery, filing or preparation, as the case may be, Sellers shall deliver to Purchaser true and complete copies of: (i)  any reports, filings, applications, or petitions made by any Seller to any Governmental Entity with respect to any Real Property; (ii) any material written correspondence or notices to or from any Seller or Governmental Entity with respect to any Real Property (excluding tax invoices); and (iii) any other document, information, material, notice or comparable report or item that would be required to be delivered hereunder as of the Execution Date but either did not exist, was not discovered or was not in Sellers’ possession or reasonable control as of the Execution Date.

(e) SEC Requirements. At Purchaser’s request, at any time after the Execution Date, upon reasonable advance notice, Sellers shall provide to Purchaser’s designated independent auditor reasonable access to the books and records of Sellers pertaining to the Property, and all related information regarding the period for which Purchaser is required to have the  Property audited under the regulations of the Securities and Exchange Commission.

(f) Transfer of Permits.  Sellers shall use commercially reasonable efforts to, and Sellers and E shall use commercially reasonable efforts to cause the Current Managers to, transfer and assign, to the extent transferable or assignable, at Purchaser’s sole cost and expense, to Purchaser or its designee at Closing any Permit designated by Purchaser to be so transferred or assigned.  In addition Sellers shall reasonably assist Purchaser, and E shall cause Current E Managers to reasonably assist Purchaser, in its efforts to obtain the Required Governmental Consents, any replacement Permit and to make the Required Filings.

(g) Consents. Sellers, at Purchaser’s sole cost and expense, shall use commercially reasonable efforts to assist Purchaser and E in their efforts to obtain, the Required Governmental Consents and any other consents required or necessary for the consummation of the transactions contemplated herein. In connection therewith, (a) Purchaser shall promptly provide such information and applications as are reasonably requested by the applicable Governmental Entity and have its officers and representatives attend any meetings, as reasonably requested by the applicable Governmental Entity, and (b) E shall cause the Current E Managers to reasonably cooperate and assist in such efforts.

(h) Loan Assumption Election. If Purchaser timely makes a Loan Assumption Election, Sellers shall reasonably cooperate with Purchaser in obtaining assignments of the applicable Eligible Loans including obtaining any Assumed Loan Assignment Approval. Purchaser agrees that, in connection with obtaining an Assumed Loan Assignment Approval, Sellers shall not be required to pay or commit to pay any cash or other consideration or to incur any liability in connection with obtaining such Assumed Loan Assignment Approval, except that Sellers shall be required to pay its own legal fees. With respect to the Existing Loans that are not Assumed Loans (including any Eligible Existing Loan where Purchaser has made a Loan Assumption Election but failed to obtain an Assumed Loan Assignment Approval prior to the Closing Date), Sellers shall cause such Existing Loans to be paid in full and the lien created by such Existing Loans to be discharged of record at or prior to the Closing (or, if any such lien is not so discharged but the Title Company insures over it, Sellers shall provide Purchaser with reasonably satisfactory evidence that such lien will be discharged of record promptly after the Closing); provided, however that if such prepayment in full is prohibited under the terms governing any such Existing Loan and the applicable Existing Lender refuses to waive such prohibition against prepayment, then Purchaser shall have the right to elect in its sole discretion, by written notice to Seller at any time prior to the Closing, to either (1) subject to Section 12.18, exclude the applicable Facility and all Property comprising or relating to such Facility from the transactions contemplated by this Agreement in which case (w) the Purchase Price shall be reduced by the portion of the Purchase Price allocable to such Facility, (x) such Facility and such Property shall not be transferred to Purchaser at the Closing, (y) the OpCo Lease Agreement shall not include such Facility or Property, and (z) from and after the Closing Date none of the Parties hereto shall have any claims against any other Party hereto in connection with such Facility and such Property, or (2) proceed with the acquisition of such Facility and such Property on the Closing Date as contemplated herein (provided that if Purchaser makes an election to proceed with an acquisition under this clause (2), then Purchaser shall indemnify and hold harmless the Sellers and the Existing Guarantor for all Damages suffered by Sellers and the Existing Guarantor as a result of any default under the applicable Existing Loan due to such acquisition).

(i) Access to Premises and Information.

(i) From the date hereof until the Closing Date, or the earlier termination of this Agreement, Sellers shall, and shall cause the Current Managers to, permit Purchaser, and its respective representatives to have reasonable access to the Real Properties (including for the purposes of conducting a Phase I environmental site assessment, which shall not include any monitoring or any type of sample collection), and to the Business Records as shall be reasonably requested to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been completed and to determine whether the conditions set forth in Section 5.2 have been satisfied (provided, however, Seller shall not be required by this Section 3.4 to provide Purchaser, and its respective representatives with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party (provided, however, that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Legal Requirement or fiduciary duty (provided, however, that the withholding party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Legal Requirement or fiduciary duty) or (z) that is subject to any attorney-client privilege (provided, however, that the withholding party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege); provided that in each instance in which Seller elects to withhold information described in the foregoing clauses (x), (y) and/or (z), Seller promptly notifies Purchaser that such information is being withheld); provided that in each such instance in which Purchaser intends to enter the Real Property pursuant to this Section 3.4(i)(i), (i) Purchaser notifies Sellers in writing of its intent to enter the Real Property to conduct its due diligence not less than forty-eight (48) hours prior to such entry; (ii) such entry shall be during normal business hours; (iii) the date and time period are scheduled with Sellers (which shall act reasonably in such scheduling); (iv) Sellers shall have the right to have a representative present at the time of any such discussion or entry upon the Real Property; and (v) Purchaser shall not in any event conduct any invasive testing or invasive investigation or sampling of any environmental media or building materials with respect to the Real Property.  Notwithstanding the foregoing, (A) Purchaser shall not have the right to interview the Tenants under Leases or residents under Resident Agreements or any employee without the prior written consent of Sellers not to be unreasonably withheld, conditioned or delayed and (B) Purchaser’s rights hereunder shall be subject to the terms and limitations of any Ground Lease. In the event Purchaser is granted permission to conduct its inspection Purchaser shall conduct such inspections so as to minimize interference with the Business and the use of the Real Property by any of the Tenants or Residents.  Failure of Sellers to grant Purchaser access to a Real Property due to Sellers’ obligations under or, restrictions contained in the Leases, shall not constitute a breach of this Section 3.4 or this Agreement by Sellers if Sellers are acting reasonably. Sellers shall use commercially reasonable efforts to arrange for such access.

                                                                              (ii) To the extent that Purchaser damages the Property or any portion thereof, Purchaser shall repair the same at its sole cost and expense. Purchaser shall reimburse Sellers and hold Sellers and their affiliates (and each of their respective officers, directors, partners, advisors, managers, employees and agents) (collectively, the “Indemnitees”) harmless from and against all  claims for losses, liabilities, expenses, costs (including without limitation, reasonable attorney’s fees), damages or injuries suffered or incurred as a result of the entering upon the Real Property by Purchaser or Purchaser’s representatives or consultants or otherwise incurred in connection with Purchaser’s inspection. Purchaser shall deliver to Sellers certificates reasonably satisfactory to Sellers evidencing that Purchaser and Purchaser’s representatives carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to Sellers in their reasonable discretion.

(iii) The obligations of Purchaser under this Section 3.4(i) shall survive the Closing or the earlier termination of this Agreement.

(j) Ground Lease Estoppels. The Seller shall request and use commercially reasonable efforts to obtain an executed estoppel certificate from the landlord under each Ground Lease in substantially the same form as the applicable form attached as Exhibit D or such other form as such landlord is required or permitted to deliver under the relevant Ground Lease (each a “Ground Lease Estoppel”) (without the obligation to incur any material cost or liability in connection with such efforts or making any payments or granting any concessions under the Ground Lease and without the obligation to declare any Ground Lease in default or to initiate any proceeding thereunder).  Subject to Section 8.4, the receipt of any Ground Lease Estoppel or any matter raised in any Ground Lease Estoppel shall not be a condition to the Purchaser’s obligation to close and shall not constitute grounds to refuse to close.

3.5 Covenants of Purchaser

. Purchaser hereby covenants with Seller as follows:

(a) Consents. Purchaser, at Purchaser’s sole cost and expense, shall use commercially reasonable and good faith efforts to obtain the Required Governmental Consents and promptly provide such information and applications as are reasonably requested by the applicable Governmental Entity and have its officers and representatives attend any meetings, as reasonably requested by such Governmental Entity.

(b) Loan Assumption Election.  Purchaser shall have the right to make a Loan Assumption Election by notifying Seller within ten (10) Business Days of the Execution Date. If Purchaser timely makes a Loan Assumption Election, Purchaser shall diligently pursue such assignments in a commercially reasonable manner. In connection with obtaining the Assumed Loan Assignment Approval, Purchaser shall, at its sole cost and expense (other than legal fees of Sellers), use diligent efforts, in good faith, to obtain from the applicable Existing Lender the approval of one or more entities, acceptable to such Existing Lender, at its sole discretion, as a substitute guarantor in lieu of the Existing Guarantor (such person, a “Substitute Guarantor”) under each of the Assumed Loan Existing Guaranties still in effect and shall (i) cause the Substitute Guarantor to execute, as and to the extent required by the Existing Lender, replacement guaranties or indemnities and other related agreements in a form substantially similar to the applicable Existing Guaranties, with modifications reasonably required by Existing Lender and reasonably acceptable to Purchaser (provided that no such modifications shall (other than to a de minimis extent) expand the scope or amount of liability thereunder) , as applicable, with respect to all obligations guaranteed thereunder accruing from and after the Closing, and (ii) use diligent good faith efforts to cause Existing Guarantor to be released and discharged from any and all obligations, claims, actions, damages, judgments, settlements and liabilities, arising under the Existing Guaranties on or after the Closing Date. In connection therewith, Purchaser shall cause the Substitute Guarantor to promptly provide such information and applications as are reasonably requested by the applicable Existing Lender. If an Existing Lender does not consent to replacement of the Existing Guarantor with a Substitute Guarantor, or does not release Existing Guarantor from any and all obligations, claims, actions, damages, judgments, settlements (at Purchaser’s option) and liabilities, arising under any Existing Guaranties on or after the Closing Date, then either (x) Purchaser and Substitute Guarantor will execute in favor of Existing Guarantor an indemnification agreement reasonably and mutually acceptable to Existing Guarantor and Purchaser, indemnifying Existing Guarantor from and against all liabilities under such Existing Guaranties then in effect accruing from and after the Closing (which agreement shall survive the Closing) or (y) such Existing Loan shall (subject to the proviso clause of the last sentence of Section 3.4(h)) be repaid at Closing.

(c) Required Governmental Consents; Required Filings; CHOW Corrective Actions.

(i) Purchaser and E shall submit to the appropriate Governmental Entity completed applications with schedules and required background information in order to obtain the Required Governmental Consents and to make the Required Filings as and when due as set forth on Schedule 1.1(l) and Schedule 1.1(k) of the Disclosure Letter respectively.

(ii) Purchaser shall be solely responsible for any and all CHOW Liabilities.

(iii) With respect to the Real Properties located in California, if Purchaser and/or E has not obtained all Required Governmental Consents on or before the Closing Date, then at Closing, the applicable Seller and E shall enter into an interim sublease and services agreement in a form reasonably satisfactory to Sellers, Purchaser and E (collectively, the “Interim Operating Agreements”) and upon the execution of the Interim Operating Agreement, the Required Government Consent shall be deemed obtained.

3.6 Covenants With Respect to the Related Transactions.

(a) At the Closing, each of Purchaser and E shall, and (in the case of E) shall cause any applicable Affiliates to, duly execute and deliver the OpCo Lease Agreement.

(b) At the Closing, each of E and the applicable Seller shall, or shall cause its applicable Affiliate to, duly execute and deliver such documents as reasonably necessary to effect and evidence the termination of the Current E Management Agreements.

3.7 Covenants with Respect to HSR Act.

(a) The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or advisable under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in seeking and obtaining any such actions or making any such filings and furnishing information required in connection therewith.  Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities required under the HSR Act.  Each of the Parties will make all required filings (if any) under the HSR Act as promptly as practicable.  Purchaser shall be responsible for payment of the filing fees with regard to such filing. To the extent reasonably requested, in connection with any filing required under the HSR Act, the Parties shall have the right to review in advance, and to the extent reasonably practicable each will consult with the other on, all the information relating to the other and its respective affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  Each Party agrees to supply as promptly as practicable any additional information and documentary material that may be requested by applicable Governmental Entity pursuant to the HSR Act and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to facilitate a Closing as soon as practicable.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 3.7 if any objections are asserted by any Governmental Entity or any third party with respect to the transactions contemplated hereby under the HSR Act, then each of Purchaser and Seller shall use their commercially reasonable efforts to resolve any such objections so as to permit the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

TITLE MATTERS

4.1 Title and Survey

. Purchaser acknowledges receipt of a copy of (a) the existing title policy for each Real Property as provided in the Dataroom (collectively, the “Existing Policies”) and (b) an existing survey of each Real Property as provided in the Dataroom (collectively, the “Surveys”). Purchaser acknowledges that it has had sufficient opportunity to review the Existing Policies and the Surveys, and accepts the state of facts revealed therein, and agrees that except as set forth in Schedule 4.1, in no event may any matters disclosed in the Existing Policies or the Surveys constitute Title Objections, and shall in all instances constitute Permitted Exceptions.  At the Closing, Sellers shall convey and Purchaser shall accept fee simple title to, or with respect to the Ground Leased Properties, valid leasehold interest in, the Real Property, in each case, free and clear of Liens other than Permitted Exceptions; provided, however, in the event that at Closing the Real Property is encumbered by one or more Liens which are not Permitted Exceptions and (i) Seller is not obligated to remove such Liens under Section 4.5, (ii) the Title Company will neither remove such Liens as an exception from any new or updated applicable title policy nor insure over such Liens in a manner reasonably acceptable to Purchaser, and (iii) such Liens do not have a Material Adverse Effect, then either (1) Purchaser shall accept such title to the Real Property but shall reserve its right to make a claim for breach of the representation under Section 3.1(d)(i) following the Closing in accordance with Article XI, or (2) if such Liens materially adversely affect the value or operations of the applicable Real Property or materially interfere with the current use thereof,  Purchaser may elect, in its sole discretion but subject to the treatment of such Facility as a Delayed Closing Property pursuant to Section 12.18, to exclude the applicable Facility and all Property comprising or relating to such Facility from the transactions contemplated by this Agreement, in which case (w) the Purchase Price shall be reduced by the portion of the Purchase Price allocable to such Facility, (x) such Facility and such Property shall not be transferred to Purchaser at the Closing, (y) the OpCo Lease Agreement shall not include such Facility or Property, and (z) from and after the Closing Date none of the Parties hereto shall have any claims against any other Party hereto in connection with such Facility and such Property.

4.2 UCC Searches

. Purchaser may obtain, at Purchaser’s sole cost, state and local UCC searches, fixture searches, federal and state tax liens searches, local and federal litigation searches, judgment liens searches and bankruptcy searches with respect to any Seller and such other persons or entities as Purchaser deems appropriate in such jurisdictions as Purchaser deems necessary and appropriate or the Real Property in such jurisdictions as Purchaser deems necessary and appropriate (collectively, the “Search Reports”). Purchaser shall promptly after receipt forward a copy of any Search Report to Sellers.

4.3 Updated Commitment and Survey

. Purchaser may order new title search reports from the Title Company (each a “Title Update”) at 50% Purchaser’s cost and 50% Sellers’ cost. Purchaser shall instruct Title Company to simultaneously deliver directly to Purchaser and Sellers copies of each Title Update (including tax and departmental searches) ordered by Purchaser or otherwise issued by Title Company, and copies of all underlying documentation referenced as an exception to the title policy as soon as available. Purchaser may order updates of any Survey or new surveys (each a “Survey Update”, and together with Title Updates and Search Reports, “Updates”) at Purchaser’s sole cost and expense, and shall instruct the surveyor to forward a copy of any Survey Update and any further updates thereof to Sellers’ attorney and the Title Company simultaneously with the issuance thereof to Purchaser.

4.4 Objections

. Purchaser shall have the right to deliver a written notice (a “Title Objection Notice”) to Sellers objecting to any items contained in an Update which are not Permitted Exceptions within ten (10) business days after Purchaser’s receipt of such Update (it being understood and agreed that Schedule 4.1 shall be deemed a delivery of the Title Objection Notice on the Execution Date with respect to the items set forth therein).  Failure of Purchaser to provide a Title Objection Notice within such ten (10) business day period (or to include any such matters in a timely delivered and valid Title Objection Notice) shall be deemed Purchaser’s approval of all items contained in such Update which are not Permitted Exceptions. All such items that are not objected to by Purchaser in a timely delivered and valid Title Objection Notice shall be deemed to be Permitted Exceptions.  Sellers shall use such efforts and expend such amounts as they may, in their sole judgment, deem appropriate to remove or cure prior to the Closing any title exceptions which are not Permitted Exceptions to which Purchaser properly objects in the Title Objection Notice; it being understood and agreed that causing the Title Company to insure over any such title exception in a manner reasonably acceptable to Purchaser shall be deemed a cure of such title exception.  Except as set forth herein, Sellers shall not have the obligation, however, to cure any such exceptions or pay any amounts to cure or remove the same.  Sellers shall notify Purchaser in writing within fifteen (15) days after receipt of notice from Purchaser regarding such exceptions whether Sellers elect to attempt to remove or cure any such exceptions, and Sellers’ failure to deliver such notice in a timely manner shall be deemed an election by Sellers not to remove or cure such exceptions. If Sellers notify Purchaser that Sellers have elected to remove or cure any such exceptions, then Sellers shall be entitled to one or more adjournments of the Closing for a period of time not to exceed forty-five (45) days in the aggregate in order to remove or cure such exceptions. If Sellers notify Purchaser that Sellers have elected not to remove or cure any such exceptions (or are deemed to have elected not to remove or cure such exceptions), and if any such exception can reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,  then Purchaser shall notify Sellers within fifteen (15) Business Days after receipt of such notice (or date of deemed election, as applicable), whether Purchaser elects to terminate this Agreement or to proceed to Closing taking title subject to such title exceptions and waiving any claim on account of such exception. Failure of Purchaser to provide such notice in a timely manner shall be deemed an election by Purchaser to proceed to Closing taking title subject to such title exceptions and waiving any claim on account of such exception.

4.5 Cure

. Notwithstanding anything contained herein to the contrary, Sellers shall be obligated to cause to be either (x) released, satisfied and otherwise discharged of record (except with respect to clause (A) of this sentence) or (y) cause the Title Company to remove as an exception from any new or updated applicable title policy, or insure over in a manner reasonably acceptable to Purchaser all of the following defects which are a lien on the Real Property and are not Permitted Exceptions:  (A) a mortgage, security agreement, financing statement, or any other instrument which evidences or secures indebtedness for money borrowed by Sellers or which Sellers have assumed (for the avoidance of doubt, other than any such item related to the Assumed Loans or the Assumed Personal Property Debt), (B) a mechanics’ lien created by, through or under Sellers or any prior owners of the Real Property, (C) any other monetary liens which can be satisfied by the payment of a liquidated sum, and (D) any encumbrances (including Liens) voluntarily recorded by Sellers against the Real Property after the Execution Date and not approved by Purchaser (the items described in the preceding (A), (B), (C) and (D), the “Impermissible Defects”). Sellers shall be entitled to one or more adjournments of the Closing for a period of time not to exceed, in combination with any prior adjournments by Sellers, thirty (30) days in the aggregate in order to remove any Impermissible Defect.  Notwithstanding anything in this Agreement to the contrary, Sellers shall not be obligated to spend more than Twenty Million Dollars ($20,000,000) in the aggregate to remove any Impermissible Defects described under clauses (B) and (C) above. If Sellers breach their covenant relating to Impermissible Defects described in subclauses (A), (B) and (C) of the first sentence of this Section 4.5 (as such sentence is modified by the immediately preceding sentence), caused by Sellers or any of its Affiliates or any Person acting by, through or under any of them, and Purchaser nonetheless elects to close, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the amount necessary to discharge of record all of such unsatisfied Impermissible Defects.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Sellers’ Obligations

. The obligation of Sellers to consummate the transfer of the Property to Purchaser on the Closing Date is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions, provided that Sellers may waive such conditions in its sole discretion:

(a) (i) The representations and warranties made by Purchaser in Section 3.2(a) or Section 12.1 shall be true and correct in all respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and (ii) each of the other representations and warranties made by Purchaser in this Agreement shall be true and correct when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any “materiality” qualifications set forth therein) does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement before the Outside Date.

(b) Purchaser shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Purchaser on or before the Closing and which is not otherwise specifically referred to as a condition to closing in this Section 5.1.

(c) Purchaser shall have delivered to Sellers a certificate dated as of the Closing Date and signed by an executive officer of Purchaser certifying to the effect that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied.

(d) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) shall be in effect as of the Closing, which has the effect of making the purchase and sale of the Property or the transactions contemplated herein illegal or otherwise preventing or prohibiting the purchase and sale of the Property or the transactions contemplated herein or otherwise restraining, enjoining, preventing, prohibiting or making illegal the purchase and sale of the Property or the transactions contemplated herein.

(e) Sellers shall have received all of the documents required to be delivered by Purchaser under Section 6.2.

(f) Sellers shall have received the Purchase Price in accordance with Section 2.2 and all other amounts due to Sellers hereunder.

(g) If Purchaser makes a Loan Assumption Election, in connection therewith either (i) the Assumed Loan Assignment Approval shall have been obtained or (ii) if the condition set forth in clause (i) above cannot be satisfied by the Closing Date, the applicable Existing Loan shall be prepaid at or prior to Closing.

(h) The Required Governmental Consents listed on Schedule 1.1(l) of the Disclosure Letter to be obtained prior to Closing shall have been obtained and the Required Filings listed on Schedule 1.1(k) of the Disclosure Letter to be made prior to Closing shall have been made.  Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and any approval required under the HSR Act shall have been obtained.

5.2 Conditions Precedent to Purchaser’s Obligations

. Purchaser acknowledges and agrees that Purchaser has completed its due diligence of the Property. However, the obligation of Purchaser to purchase the Property on the Closing Date is subject to the satisfaction (or waiver by Purchaser) as of the Closing of the following conditions, provided that Purchaser may waive such conditions in its sole discretion:

(a) (i) The representations and warranties made by Sellers in Section 3.1(a) and Section 12.1 shall be true and correct in all respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and (ii) each of the other representations and warranties made by Sellers in this Agreement shall be true and correct when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (ii), where the failure of such representations or warranties to be true and correct (without giving effect to any “materiality” or "Material Adverse Effect" qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Sellers shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Sellers on or before the Closing and which is not otherwise specifically referred to as a condition to closing in this Section 5.2.

(c) Sellers shall have delivered to Purchaser a certificate dated as of the Closing Date and signed by an executive officer of Sellers certifying to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) shall be in effect as of the Closing, which has the effect of making the purchase and sale of the Property or the transactions contemplated herein illegal or otherwise preventing or prohibiting the purchase and sale of the Property or the transactions contemplated herein or otherwise restraining, enjoining, preventing, prohibiting or making illegal the purchase and sale of the Property or the transactions contemplated herein.

(e) Purchaser shall have received all of the documents required to be delivered by Sellers under Section 6.3.

(f) With respect to the Existing Loans that are not Assumed Loans, such Existing Loans shall have been paid in full and the lien created by such Existing Loans shall have been discharged of record concurrently with the Closing (or, if any such lien is not so discharged but the Title Company insures over it, Sellers shall have provided Purchaser with reasonably satisfactory evidence that such lien will be discharged of record promptly after the Closing).

(g) The Required Governmental Consents listed on Schedule 1.1(l) of the Disclosure Letter to be obtained prior to Closing shall have been obtained and the Required Filings listed on Schedule 1.1(k) of the Disclosure Letter to be made prior to Closing shall have been made.

(h) The OpCo Lease Agreement shall have been executed and delivered by E and its applicable Affiliate.

(i) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and any approval required under the HSR Act shall have been obtained.

(j) (i) The representations and warranties made by E in Section 3.3(a) and Section 12.1 shall be true and correct in all respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and (ii) each of the other representations and warranties made by E in this Agreement shall be true and correct when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (ii), where the failure of such representations or warranties to be true and correct (without giving effect to any “materiality” or "Material Adverse Effect" qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) E shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by E on or before the Closing and which is not otherwise specifically referred to as a condition to closing in this Section 5.2.

(l) E shall have delivered to Purchaser a certificate dated as of the Closing Date and signed by an executive officer of E certifying to the effect that the conditions set forth in Sections 5.2(j) and 5.2(k) have been satisfied.

Notwithstanding anything in this Agreement to the contrary, if the representations and warranties relating to the Leases and Material Contracts set forth in Section 3.1 and the status of its tenants and contract parties thereunder (other than the Sellers) were true and correct as of the date of this Agreement, no change in circumstance or status of such tenants or contract parties (e.g. defaults, bankruptcies or other adverse matters relating to such tenants or contract parties) occurring after the date hereof shall permit the Purchaser to terminate this Agreement or constitute grounds for the Purchaser’s failure to close.

5.3 Conditions Precedent to E’s Obligations

The obligation of E to consummate the transactions contemplated by this Agreement on the Closing Date is subject to (a) the execution and delivery by Purchaser on the Closing Date of the OpCo Lease Agreement, provided that E may waive such conditions in its sole discretion, and (b) the Required Governmental Consents listed on Schedule 1.1(l) of the Disclosure Letter to be obtained prior to Closing shall have been obtained and the Required Filings listed on Schedule 1.1(k)  of the Disclosure Letter to be made prior to Closing shall have been made.

ARTICLE VI

CLOSING DELIVERIES.

6.1 Mutual Deliveries

. At the Closing, Purchaser and Sellers shall (or shall cause its applicable Affiliates to) deliver the following to each other or the Title Company, as applicable, (provided that where delivery of documents, signatures or funds to the other Party is required, such delivery shall be deemed satisfied if such documents or funds are delivered to Title Company to be held in escrow, provided such items are released therefrom at Closing):

(a) to the other Party, an assignment and assumption agreement substantially similar to the form attached as Exhibit H duly executed and acknowledged by each Seller and Purchaser, as applicable, (or Purchaser’s designee), pursuant to which Sellers shall transfer to Purchaser all of their right, title and interest in and Purchaser assumes all of the obligations (other than Excluded Liabilities) under the (i) Contracts, (ii) Leases, (iii) Ground Leases, (iv) Resident Agreements, (v) the transferable Permits, if any, relating to the Real Property, (vi) any Personal Property, (vii) any transferable Intangibles and (viii) the Assumed Liabilities;

(b) to the Title Company, the Tax Returns and other documents as may be required under the laws and regulations related to the applicable real property transfer taxes, if any, and any other Tax laws applicable to the transactions contemplated hereby;

(c) to the Title Company, to the extent required, such Party’s and its Affiliates’ organizational documents and resolutions evidencing its authority to close the transactions contemplated hereby; and

(d) to the other Party, one or more settlement statements reflecting the Purchase Price and all adjustments and prorations to be made thereto at the Closing pursuant to this Agreement, as agreed to among the Parties.

6.2 Purchaser Deliveries

 At the Closing, Purchaser shall deliver the following to Sellers (provided that where delivery of documents, signatures or funds to the other Party is required, such delivery shall be deemed satisfied if such documents or funds are delivered to Title Company to be held in escrow, provided such items are released therefrom at Closing):

(i) a duly executed certificate as contemplated by Section 5.1(c) hereof;

(ii) such other assignments, instruments of transfer, and other documents as Sellers may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Purchaser with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Purchaser;  and

(iii) any documentation required by any Existing Lender to obtain an Assumed Loan Assignment Approval, provided that if such documentation with respect to an Existing Loan cannot be delivered by the Closing Date, such Existing Loan shall be prepaid at or prior to Closing.

6.3 Sellers Deliveries.

(a) At the Closing, each Seller shall (or shall cause its applicable Affiliates to) deliver the following to Purchaser (provided that where delivery of documents, signatures or funds to the other Party is required, such delivery shall be deemed satisfied if such documents or funds are delivered to Title Company to be held in escrow, provided such items are released therefrom at Closing):

(i) duly executed deeds substantially in the form attached hereto as Exhibit I with Purchaser or Purchaser’s designee as grantee, as may be amended as reasonably required to conform such deed to the customary practice in the jurisdiction the Real Property is located and to reflect items noted in the vesting deed for such Real Property;

(ii) duly executed bills of sale for the benefit of Purchaser or Purchaser’s designee, in the form attached hereto as Exhibit J;

(iii) a duly executed certificate as contemplated by Section 5.2(c) hereof;

(iv) duly executed FIRPTA certificates of each Seller’s non-foreign status that comply with Section 1445 of the Code in the form attached hereto as Exhibit K;

(v) originals or copies of all of the Business Records in Sellers’ or its Affiliates possession or reasonable control;

(vi) keys to all locks located in the Improvements, to the extent in Sellers’ possession or reasonable control;

(vii) an owner’s title affidavit in the form attached hereto as Exhibit L with respect to each Property, subject to changes reasonably requested by the Title Company;

(viii) to the extent not previously delivered to Purchaser, originals or copies of the Ground Leases, the Leases, the Resident Agreements Contracts, and the Permits;

(ix) all plans and specifications related to the Improvements in Sellers’ possession or reasonable control or otherwise available to Sellers; and

(x) such other assignments, instruments of transfer, and other documents as the Purchaser may reasonably require (or as may be required under applicable law) and including, without limitation, a customary and reasonably satisfactory operations transfer agreement with respect to the Facilities and the Business, in order to complete the transactions contemplated hereunder in each case, duly executed by Sellers; provided that none of the documents described in this clause (x) shall increase, other than to a de minimis extent, the liability or obligations of the Sellers.

6.4 Frustration of Closing Conditions

. No Party hereto may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby, as required by and subject to Section 12.17.

ARTICLE VII

7.1 “As Is” Condition of Property. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTION 3.1 AND ARTICLE XI HEREOF, SELLERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE REAL PROPERTY, INCLUDING THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE REAL PROPERTY OR THE FINANCEABILITY OF THE REAL PROPERTY, (C) THE SUITABILITY OF THE REAL PROPERTY AND BUILDINGS THEREON FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) ANY PROPOSED OR THREATENED CONDEMNATION OF ALL OR ANY PORTION OF THE REAL PROPERTY OR DESIGNATION OF ANY PORTION OF THE REAL PROPERTY AS PART OF A REDEVELOPMENT ZONE, (E) THE COMPLIANCE OF OR BY THE REAL PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, DESIGNATIONS OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL ENTITY OR BODY, (F) THE CURRENT OR FUTURE REAL ESTATE TAX LIABILITY, ASSESSMENT OR VALUATION OF THE REAL PROPERTY, (G) THE AVAILABILITY OR NON-AVAILABILITY OR WITHDRAWAL OR REVOCATION OF ANY BENEFITS OR INCENTIVES CONFERRED BY ANY FEDERAL, STATE OR MUNICIPAL AUTHORITIES, OR (H) THE PHYSICAL CONDITION OF THE LAND AND IMPROVEMENTS INCLUDING THE STATE OF MAINTENANCE AND REPAIR THEREOF, AND SPECIFICALLY THAT EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT SELLERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS REGARDING SOLID WASTE, AS DEFINED BY

THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE REAL PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND APPLICABLE STATE LAWS, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLERS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE REAL PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLERS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO THE SELLERS’ EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SALE AND CONVEYANCE OF THE REAL PROPERTY TO PURCHASER (AND THE ACCEPTANCE THEREOF BY PURCHASER) AS PROVIDED FOR HEREIN IS ON AN “AS IS, WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY), WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Sellers in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this waiver as part of the negotiations for the transaction contemplated by this Agreement; and that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver. The terms and provisions of this article Vii shall survive the Closing and/or termination of this Agreement.

7.2 RELEASE.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTION 11.9 HEREOF, THE PURCHASER HEREBY AGREES THAT EACH SELLER, AND EACH OF ITS PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN

OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE PROPERTY OF SUCH SELLER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OF SUCH SELLER OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND SUCH PROPERTY, REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT SUCH PROPERTY, INCLUDING, WITHOUT LIMITATION ANY RIVER SITE CLAIMS, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO SUCH PROPERTY, (C) ANY AND ALL MATTERS RELATED TO SUCH PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF SUCH PROPERTY AND EACH PART THEREOF, AND (D) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT SUCH PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT SUCH PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED FROM ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR WITH RESPECT TO EXCLUDED LIABILITIES OR ANY SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS TO WHICH IT IS A PARTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTION 11.9 HEREOF, THE PURCHASER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ. AND CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 25300 ET SEQ. (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH THE CLAIMS DESCRIBED ABOVE.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTION 11.9 HEREOF, IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, THE PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND  THE PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT THE PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT THE SELLERS FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL

PORTION OF THE CONSIDERATION GIVEN TO THE SELLERS BY THE PURCHASER IN EXCHANGE FOR THE SELLERS’ PERFORMANCE HEREUNDER.  THE SELLERS HAVE GIVEN THE PURCHASER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR THE PURCHASER AGREEING TO THE PROVISIONS OF THIS SECTION 7.2.  THE PROVISIONS OF THIS SECTION 7.2 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

NOTWITHSTANDING THE FOREGOING, THE RELEASES SET FORTH IN THIS SECTION 7.2 SHALL NOT APPLY TO ANY CLAIMS ARISING OUT OF OR IN CONNECTION WITH (I) THE ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT OR ANY AGREEMENT ENTERED INTO IN CONNECTION HEREWITH OR CONTEMPLATED HEREBY TO BE ENTERED INTO AT CLOSING, (II) EXCLUDED LIABILITIES, (III) FRAUD, OR (IV) THE OBLIGATIONS OF THE PARTIES IN RESPECT OF AGREEMENTS UNRELATED TO THE PROPERTY, THE BUSINESS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.3 California Specific Provisions,

(a) Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of a Hazardous Material have come to be located on or beneath real property to provide written notice of that condition to a purchaser of said real property. There is a possibility that a release of Hazardous Material may have come to be located on or beneath one or more Properties.  By the Purchaser’s execution of this Agreement, the Purchaser (i) acknowledges the Purchaser’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code and that it is aware of the benefits conferred to the Purchaser by Section 1542 of the California Civil Code and the risks it assumes by any waiver of the Purchaser’s benefits thereunder and (ii) as of the date hereof and as of the Closing and after receiving advice of the Purchaser’s legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, the Purchaser may have against any Seller, including remedies for actual damages under Section 25359.7 of the California Health and Safety Code, arising out of or resulting from any unknown, unforeseen or unanticipated presence or releases of hazardous substances or other hazardous materials from, on or about any Property.  The foregoing shall not qualify any of the representations and warranties expressly set forth in this Agreement.

(b)  The Purchaser and the Sellers acknowledge that the Sellers are required to disclose if any Property in California lies within the following natural hazardous areas or zones: (i) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal Emergency Management Agency (Cal. Gov. Code §8589.3); (ii) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code § 8589.5 (Cal. Gov. Code §8589.4); (iii) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code § 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code § 51182 would apply) (Cal. Gov. Code §51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code § 4125 (in which event (A) the property owner would be subject to maintenance requirements of Cal. Pub. Resources Code § 4291 and (B) it would not be the State’s responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code § 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code §4142) (Cal. Pub. Resources Code § 4136); (u) an earthquake fault zone (Cal. Pub. Resources Code § 2621.9); or (v) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Cal. Pub. Resources Code § 2694).  The Purchaser and the Sellers further acknowledge that (x) they have employed the services of a natural hazard expert (which, in such capacity is herein called “Natural Hazard Expert”) to examine the maps and other information specifically made available to public by government agencies for the purpose of enabling each of the Sellers to fulfill its disclosure obligations with respect to the natural hazards referred to the above-referenced statutory provisions, and (y) the Natural Hazard Expert has provided a report in writing to the Sellers and the Purchaser showing the results of its examination (the receipt of which is hereby acknowledged by the Sellers and the Purchaser).  As contemplated in the above-referenced statutory provisions, if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy of scale for the Natural Hazard Expert to determine if a Property in California is within the respective natural hazard zone, then for purposes of the disclosure such Property shall be considered to lie within such natural hazard zone.  The Purchaser acknowledges and agrees that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges the Sellers for errors or omission not within in its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.  In no event shall any Seller have any responsibility for matters not actually known to such Seller.  THESE HAZARDS MAY LIMIT THE PURCHASER’S ABILITY TO DEVELOP A PROPERTY, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER.  THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ESTIMATE WHERE NATURAL HAZARDS EXIST.  THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER.  PURCHASER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT ANY OF THE PROPERTIES.

(c) The provisions of this Section 7.3 shall survive the Closing.

ARTICLE VIII

ADJUSTMENTS

8.1 Adjustments

(a) The Purchase Price shall not be subject to adjustment except as provided in Sections 8.1, 8.3 and 8.4.

(b) The following shall be prorated and adjusted between Sellers and Purchaser as of 11:59 p.m. Eastern Standard Time on the day immediately prior to the Closing Date on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year:

(i) All assessments, general or special, with Sellers being responsible for any installments of assessments which are due prior to the Closing Date and Purchaser being responsible for any installments of assessments which are due on or after the Closing Date;

(ii) All real estate Taxes on the Real Property and personal property Taxes on the Personal Property and similar Taxes levied against the Property (but, for the avoidance of doubt, excluding any income, gain or similar Taxes);  provided that, to the extent a Tax is not fixed as of the Closing, proration of such Tax shall be based upon the tax rate for the preceding taxable year applied to the latest assessed valuation of the applicable Property; provided further, that Purchaser shall pay any supplemental Taxes (other than transfer taxes and sales and use taxes governed by Section 8.2) resulting from any change in ownership or reassessment occurring as of the Closing Date;

(iii) Fuel, water, electricity, sewer, gas, telephone and other utility charges for the Real Property (including any Taxes thereon) based, to the extent practicable, on final meter readings and final invoices; provided, however, Sellers shall be entitled to a refund from the applicable utility company of all deposits held by utility companies and if retained by such utility company with respect to the Property, then Sellers shall be entitled to a credit equal to such deposit;

(iv)  all rental and similar payments (other than Entrance Fees) received from any Tenant under any Lease (“Tenant Rents”);

(v) all rental and similar payments received from any Resident under any Resident Agreement (“Resident Rents”);

(vi) all rental payments required to be made by any Seller under any Ground Lease;

(vii) all fees and other amounts payable to the Current Managers or Sellers under the Current Management Agreements which are not terminated at or prior to the Closing and without duplication of any other adjustments in this Section 8.1;

(viii) prepaid fees for Permits assigned to Purchaser at the Closing;

(ix) any amounts prepaid by Sellers under the Contracts with respect to any periods after the Closing Date;

(x) amounts owed under the Assumed Personal Property Debt.

(xi) any dues, fees, common charges, maintenance fees relating to any homeowners associations, planned unit developments and reciprocal easement agreements, and any other expenses pertaining to the Property; and

(xii) Such other items as are customarily apportioned in real estate closings of similar transactions except to the extent otherwise specifically provided in this Agreement;

(c) There shall be no adjustment to the Purchase Price on account of (1) CHOW Liabilities, (2) Concessions of Rent, and (3) any reserves required to be funded or maintained by Purchaser with respect to the Facilities as a Continuing Care Retirement Community or in connection with the Permits, and any costs or expenses relating to the foregoing shall be assumed by and be the sole responsibility of Purchaser.

(d) There shall be no adjustment to the Purchase Price on account of cash maintained by Seller or Current Manager with respect to each Property through the Closing Date, and Sellers shall be entitled to retain or receive all such cash.

(e) Seller shall retain its right, title and interest in and to all unpaid accounts receivable with respect to the Properties (including any Tenant Rents, Resident Rents and payments owed to Sellers under the Other Current Management Agreements, as applicable) which relate to the period prior to the Closing Date and any amount received by Seller or Purchaser in reimbursement of Medicaid, Medicare or VA services attributable to periods prior to the Closing Date (collectively the “Pre-Closing Rents and Reimbursements”).  On the Closing Date, with respect to Tenant Rents and Resident Rents, Sellers shall provide Purchaser with a schedule setting forth by Property and by Tenant or Resident, as applicable their outstanding accounts receivable as of the Closing Date and showing dates of service related to each such outstanding account receivable.  Sellers shall be entitled to retain any amounts received by Seller or Current Manager with respect to Pre-Closing Rents and Reimbursements and Purchaser and Purchaser’s tenant shall be required to promptly pay to Sellers any Pre-Closing Rents and Reimbursements received on behalf of Purchaser or E, in its capacity as the tenant of the Facilities after the Closing.  Until the Final Adjustment Date Purchaser shall provide to Seller on a quarterly basis to enable Seller to track Purchaser’s obligations under this Section 8.1(e), (i) a schedule setting forth by Property and by Resident the Resident’s outstanding accounts receivable; (ii) a schedule setting forth by Property and by each Tenant, the Tenant’s outstanding accounts receivable; and (iii) a rent roll for each Property. Seller shall use such information solely for the purpose set forth in this Section 8.1(e) and for no other purpose.  Until the Final Adjustment Date, Seller shall provide to Purchaser on a quarterly basis a written accounting of the payments it has received under this Section 8.1(e).

(f) If any errors or omissions in computing the apportionments under Section 8.1 shall be discovered, Sellers and Purchaser shall promptly make appropriate adjusting payments to each other to correct such errors or omissions.  All amounts owing from or to Sellers, or from or to Purchaser, that require adjustment after the Closing Date shall be settled within 180 days after the Closing Date (the “Final Adjustment Date”).  Purchaser and Sellers shall each make such records available for inspection by the other party as are reasonable to demonstrate the accuracy of any adjustments.  In connection with determining the amount of adjustments payable on the Final Adjustment Date under this Section 8.1(f), all such amounts shall be aggregated together and the party responsible for the net payment as a result of such adjustments shall make such payment within two (2) business days of the Final Adjustment Date.

(g) Sellers, in their sole discretion and at their sole expense, (i) may prosecute an appeal of real or personal property Taxes for any taxable year up to and including the taxable year in which the Closing occurs and (ii) may take any related action which Sellers deem appropriate in connection with such appeal. Purchaser shall reasonably cooperate with Sellers in connection with such appeal and the collection of any refund of real or personal property Taxes paid. Any such refunds shall be distributed and promptly paid over by the Party receiving the refund as follows: first, to reimburse Sellers and Purchaser for all reasonable costs incurred in connection with the appeal; second, to Sellers to the extent such refund relates to periods prior to the Closing Date; and third, to Purchaser to the extent such refund relates to the Closing Date or periods thereafter.  To the extent any such appeal relates to the Closing Date or periods thereafter, Purchaser shall have the right to participate in such appeal at its sole cost and expense.  Notwithstanding anything in this Section 8.1(g) to the contrary, Sellers may not take any action pursuant to this Section 8.1(g) that could reasonably be expected to increase the Tax liability of Purchaser with respect to the Property to the extent not payable by Sellers pursuant to this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed.

8.2 Transfer and Sales Taxes; Transaction Costs

. All transfer, sales and use taxes imposed with respect to the transactions contemplated by this Agreement, and the costs and expenses of preparing and filing the reports and/or Tax Returns with respect thereto, shall be paid 50% by Sellers and 50% by Purchaser. Sellers shall prepare and timely file all necessary Tax Returns with respect to the foregoing, and Purchaser shall reasonably cooperate with Sellers as necessary for Sellers to prepare and file such Tax Returns. The costs and expenses of title insurance (but only with respect to “standard coverage” as opposed to “extended coverage” endorsements) and Title Updates shall be paid 50% by Sellers and 50% by Purchaser and Purchaser shall pay all other title insurance premiums and costs. Except as otherwise expressly provided in this Agreement, each of Sellers and Purchaser will pay its own costs and expenses (including attorneys’ fees) in connection with this Agreement and the transactions contemplated hereby.  Each Party shall indemnify and hold harmless the other Party from any liability for its failure to pay any Taxes as provided in this Section 8.2, which indemnity shall survive the Closing.

8.3 Assumed Loans, other Existing Loan and Entrance Fees

Purchaser shall receive a credit against the Purchase Price in the amount of (x) the Assumed Loan Amount at the Closing and (y) all Entrance Fees (less the restricted cash deposits currently maintained in respect thereof, provided that at Closing Seller shall transfer all of its right, title and interest in and to such restricted cash deposits (“Cash Deposits”) to Purchaser or its designee). Sellers shall be given a credit for all escrows and reserves held under the Assumed Loans, the rights to which shall be assigned to Purchaser. Purchaser shall be given a credit for any accrued and unpaid interest, and any due but unpaid amounts, under the Assumed Loans related to periods prior to the Closing Date.  Sellers shall be given a credit for all prepayment fees, premiums, penalties, exit fees, yield maintenance payments or other charges incurred in connection with the prepayment of the Existing Loans which are not Assumed Loans, but only to the extent such charges are not due to a default by the applicable Sellers thereunder (the “Prepayment Fees”).

To the extent Sellers breach their obligation under the second sentence of Section 3.4(h) to pay in full an Existing Loan (which is not an Assumed Loan) and cause the lien created thereby to be discharged of record at or prior to the Closing (or, if any such lien is not so discharged but the Title Company insures over it, Sellers shall provide Purchaser with reasonably satisfactory evidence that such lien will be discharged of record promptly after the Closing), or their obligation under clause (vii) of Section 3.4(a) with respect to either secured indebtedness or liabilities or obligations relating to the Property and outside of the ordinary course of business (but only to the extent Purchaser or the Property would be bound by such liabilities or obligations after the Closing), Purchaser shall receive a credit against the Purchase Price in the amount necessary to pay such Existing Loan in full (less any Prepayment Fees) and cause such lien to be discharged of record or satisfy and discharge such secured indebtedness, liabilities or obligations, as applicable.

8.4 Excluded Ground Leases.  Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 12.18, in the event that either (a) a Ground Lease Estoppel is not obtained prior to Closing, (b) such Ground Lease Estoppel is obtained but indicates a breach of any of the representations set forth in Section 3.1(d)(v), or (c) such Ground Lease Estoppel is obtained but does not include a consent to the assignment of the applicable Ground Lease to the Purchaser (to the extent the applicable ground lessor has such consent right) or a waiver of the applicable ground lessor’s right of first refusal, purchase option and/or termination right with respect to an assignment of such Ground Lease (to the extent the applicable ground lessor has such right of first refusal, purchase option and/or termination right), then Purchaser shall have the right to elect in its sole discretion, by written notice to Seller at any time prior to the Closing, to either (1) exclude from the transactions contemplated by this Agreement the applicable Facility and all Property comprising or relating to such Facility, in which case (w) the Purchase Price shall be reduced by the portion of the Purchase Price allocable to such Facility, (x) such Facility and such Property shall not be transferred to Purchaser at the Closing, (y) the OpCo Lease Agreement shall not include such Facility or Property, and (z) from and after the Closing Date none of the Parties hereto shall have any claims against any other Party hereto in connection with such Facility and such Property, (2) acquire all of the direct equity interests in the Seller that owns such Facility and such Property, in which event the Closing deliveries described in Article VI shall be appropriately modified, in a manner reasonably satisfactory to Sellers and Purchaser, to document and reflect such acquisition, or (3) proceed with the acquisition of such Facility and such Property on the Closing Date as contemplated herein (provided that if Purchaser makes an election to proceed with an acquisition under this clause (3), then Purchaser shall indemnify and hold harmless the Sellers for all Damages suffered by Sellers as a result of any default under the applicable Ground Lease due to such acquisition).

ARTICLE IX

CASUALTY; CONDEMNATION; ENVIRONMENTAL LIABILITY

9.1 No Purchase Price Adjustment

If prior to Closing, any of the Improvements are damaged by any casualty, any Seller learns of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of all or any portion of the Real Property, or Seller learns of any Environmental Liability, such Seller shall promptly give

Purchaser written notice of such occurrence and with respect to a casualty, give Purchaser access to the Real Property to examine the casualty. Notwithstanding anything to the contrary herein, in the event of any casualty or condemnation with respect to any Real Property, Purchaser shall purchase the applicable Property without any adjustment to the Purchase Price, provided, however:

(a) in the case of a casualty, (i) the applicable Seller shall give Purchaser a credit at Closing equal to any insurance proceeds received by such Seller prior to Closing on account of such casualty and at Closing shall designate Purchaser as loss payee under the applicable insurance policies in respect of such casualty and shall assign to Purchaser, and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to such Real Property on account of such physical damage or destruction and (ii) for any loss due to cancellation or lapse of an insurance policy due to such Seller’s gross negligence or willful conduct, Seller shall pay to Purchaser any other amounts as may be required to perform repairs to such Real Property or rebuild such Real Property to substantially the same condition as it existed prior to the occurrence of such casualty up to and in no event exceeding the Purchase Price allocated to such Real Property; and

(b) in the case of a condemnation, applicable Seller shall assign to Purchaser the right to receive all condemnation awards with respect to such Real Property, together with the right to file any claim and the right to contest, negotiate, settle and/or litigate any such claim.

ARTICLE X

TERMINATION; DEFAULT

10.1 Termination

. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by written agreement of Seller and Purchaser; or

(b) by Sellers or Purchaser, if:

(i) the Closing shall not have occurred on or before March 31, 2013 (the “Outside Date”) provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party if the failure of such Party or its Affiliates to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the transactions contemplated herein to be consummated on or before such date; or

(ii) any Governmental Entity of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated herein, and such order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii)

shall not be available to a Party if the issuance of such final, non-appealable order was primarily due to the failure of such Party or its Affiliates to perform any of its obligations under this Agreement.

(c) by Sellers if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 5.1(a) or Section 5.1(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Purchaser within twenty (20) days of receipt by Purchaser of written notice of such breach or failure; provided that no Seller shall have the right to terminate this Agreement pursuant to this Section 10.1(c) if Sellers or their Affiliates are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 5.2(a) or Section 5.2(b) would not be satisfied.

(d) by Purchaser, if Sellers shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Sellers within twenty (20) days of receipt by Sellers of written notice of such breach or failure; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Purchaser is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 5.1(a) or Section 5.1(b) would not be satisfied.

10.2 Effect of Termination

.  In the event that this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 10.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease and each party shall be relieved of any liability or damages resulting out of any breach of this Agreement which is no willful or intentional; provided, however, that, notwithstanding anything in the foregoing to the contrary, no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement.  The Parties acknowledge and agree that the failure of Purchaser to pay the Purchase Price if Seller has satisfied the conditions in Section 5.2(a) and Section 5.2(b) is deemed a willful and intentional breach of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations and Warranties. . Notwithstanding anything in this Agreement to the contrary, each representation and warranty contained herein and each covenant contained herein to be performed prior to the Closing Date, will survive the Closing and continue in full force and effect until the date that is six (6) months following the Closing Date (the "Survival Expiration Date"), and no claim for indemnification for breach of any such representation or warranty or covenant may be asserted  and no action or proceeding thereon shall be valid or enforceable at law or equity pursuant to this Agreement unless, at or before midnight on the Survival Expiration Date, the Indemnified Party delivers written notice of claim to the Indemnitor setting forth, in reasonable detail, the nature and basis of the claim and (to the extent known at such time) an estimate of the amount of Damages reasonably expected to arise in connection with such claim (it being understood that in no event shall such estimate limit any claim for Damages hereunder); provided, however, that the obligation to indemnify shall continue following the Survival Expiration Date with respect to any claim for indemnification as to which notice was provided in accordance with this Section 11.1 prior to the Survival Expiration Date.   Notwithstanding the foregoing, no claim for indemnification for breach of the representation or warranty contained in the first sentence of Section 3.1(d)(i) may be asserted after the Closing by the Purchaser if the applicable title exception was insured over or omitted in the applicable title policy issued by Title Company on the Closing Date.

11.2 Indemnification.

(a) Subject to the terms and conditions of this Article XI, Sellers shall jointly and severally indemnify from and after the Closing, Purchaser, its Affiliates and their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) for any and all Damages to the extent arising from any (i) breach by Sellers of any of their representations or warranties contained in this Agreement to be true and correct on the date hereof or on the Closing Date, as if made on such date (except in the case of any representations or warranties that address matters only as of a particular date, as of such date) or (ii) breach by Sellers of any of their covenants contained in this Agreement to be performed at or prior to Closing.

(b) Subject to the terms and conditions of this Article XI, from and after the Closing, Purchaser shall indemnify and defend Sellers and their Affiliates and their respective members, directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) for, and hold the Seller Indemnified Parties harmless from, any and all Damages to the extent arising from any (i) breach of any representation or warranty by Purchaser contained in this Agreement to be true and correct on the date hereof or on the Closing Date, as if made on such date (except, in the cases of any representations or warranties that address matters only as of a particular date, as of such date), or (ii) breach by Purchaser of any of its covenants contained in this Agreement to be performed at or prior to Closing.

(c) The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by written agreement between the Indemnified Party and the Indemnitor; (ii) by a judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  Without limiting a party’s obligation to make payment upon the earliest event specified in the preceding sentence, from and after the date on which the amount of Damages for which an Indemnified Party is entitled to indemnification under this Article XI is determined in accordance with this Section 11.2(c), interest will accrue on such amount from such date until the date of payment at 10% per annum, compounding monthly; provided, however, that no such interest will be payable in the event that a final judgment or decree of any court of competent jurisdiction subsequently determines that the Indemnified Party was not entitled to indemnification for the underlying amount under this Article XI.

(d) For purposes of this Article XI and for purposes of determining whether a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 11.2(a) and whether a Seller Indemnified Party is entitled to indemnification pursuant to Section 11.2(b), any inaccuracy in or breach of any representation or warranty made by any Seller or Purchaser, as applicable, shall be determined without regard to any qualification as to “Material Adverse Effect” or “materiality” set forth in such representation or warranty or in any document delivered or made available in connection herewith, and all references to the terms “material”, “materiality”, “materially”, “ Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct.

11.3 Indemnification Claim Procedures

.

(a) If any Action is commenced or threatened that may give rise to a claim for indemnification pursuant to this Article XI (an “Indemnification Claim”) by any person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of and the facts giving rise to the Action, (B) including a copy of all papers served, if any, with respect to such Action, (C) to the extent known at such time, including the Indemnified Party’s estimate of the amount of Damages (including the method of calculation thereof) that may arise from such Action (it being understood that in no event shall such estimate limit any claim for Damages hereunder), and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the Indemnitor is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(a) prior to the Survival Expiration Date.

(b) An Indemnitor may elect at any time to assume and thereafter conduct the defense, compromise or settlement of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice (which counsel shall be reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall bear any fees, costs and expenses of its counsel in connection with such Action; provided, however, an Indemnitor may not assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim in the event that (A) the amount of such Indemnification Claim is (i) less than the Basket Amount or (ii) greater than the Indemnification Amount, (B) such Indemnification Claim involves criminal allegations or any Governmental Authority or (C) such Indemnification Claim seeks any equitable remedy.  Notwithstanding the foregoing, the Indemnitor will bear the reasonable fees, costs and expenses of one such separate counsel to the Indemnified Party in each jurisdiction (and shall pay such fees, costs and expenses as incurred), if the defendants in, or targets of, any such action or proceeding include both the Indemnified Party and the Indemnitor, and the Indemnified Party shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it which are different from or additional to those available to the Indemnitor or that representation by the same counsel is or is reasonably likely to be a conflict of interest.  If the Indemnitor assumes such defense, the Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  If the Indemnitor assumes such defense, it shall be permitted to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval, unless (i) the terms of such settlement provide for a full and complete release by the third-party claimant of the claims that are the subject of such Action in favor of the Indemnified Party, (ii) the Indemnitor does not admit or otherwise acknowledge in writing to the relevant court of Governmental Entity or third-party claimant any liability, wrongdoing or misconduct on behalf of the Indemnified Party or any of its Affiliates and (iii) such settlement is only for money damages that are paid by Indemnitor and does not include any equitable relief.  If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action, provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).  The Indemnitor may participate in any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(a) and the Indemnitor shall bear its own costs and expenses with respect to such participation.

(c) If any Indemnified Party becomes aware of any circumstances that it reasonably expects would give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of and the facts giving rise to the circumstances giving rise to the Indemnification Claim and (B) to the extent known at such time, including the Indemnified Party’s estimate of the amount of Damages (including the method of calculation thereof) that may arise from such circumstances (it being understood that in no event shall such estimate limit any claim for Damages hereunder).  Failure to notify the Indemnitor in accordance with this Section 11.3(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the Indemnified Party is materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(c) prior to the Survival Expiration Date.

(d) At the reasonable request of the Indemnitor or the Indemnified Party, each such party shall grant the other party and its representatives, upon reasonable prior notice, all reasonable access to the books, records, employees and properties of such Indemnified

Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates.  All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

11.4 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI) will be limited as follows:

(a) Indemnification Cap.  The aggregate amount of Damages for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 11.2(a) will not exceed the Indemnification Amount.

(b) Claims Basket.  The Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to this Article XI with respect to any claim for indemnification pursuant to clause (i) of Section 11.2(a) unless and until the amount of Damages (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties that are the subject of such claim (or any series of related claims arising out of similar circumstances) exceeds Fifty Thousand Dollars ($50,000) (the “Per-Claim Basket”), and the Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to this Article XI with respect to any claim for indemnification pursuant to clause (i) of Section 11.2(a) to the extent the aggregate amount of all Damages (excluding costs and expenses of Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article XI (excluding amounts below any applicable Per-Claim Basket) exceeds Twenty Million Dollars ($20,000,000) (the “Basket Amount”), and then only to the extent of such excess.  The Seller Indemnified Parties shall not be entitled to indemnification pursuant to this Article XI with respect to any claim for indemnification pursuant to clause (i) of Section 11.2(b) unless and until the amount of Damages incurred by the Seller Indemnified Parties that are the subject of such claim exceeds the Per-Claim Basket, and the Seller Indemnified Parties shall only be entitled to indemnification pursuant to this Article XI with respect to any claim for indemnification pursuant to clause (i) of Section 11.2(b) to the extent the aggregate amount of Damages in connection with any such claim incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XI (excluding amounts below any applicable Per-Claim Basket) exceeds the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount and then only to the extent of such excess.

(c) Assignment of Claims.  If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall use commercially reasonable efforts to assign to the Indemnitor all of its claims for recovery against third persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(d) Purchaser Waived Breach.  In the event that (i) Purchaser obtains knowledge prior to the Closing of any inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement that would give Purchaser the right to not consummate the Closing under Section 5.2 (a “Purchaser Waived Representation”) (ii) Sellers acknowledge in writing prior to the Closing that Purchaser has such right to not consummate the Closing, and (iii) Purchaser nonetheless proceeds with and consummates the Closing, then the Purchaser and any Purchaser Indemnified Party shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Representation.

(e) Punitive Damages.  No Indemnified Party shall be entitled to indemnification for any punitive Damages related to the breach or alleged breach of this Agreement except to the extent such punitive Damages are owed to a third party.

(f) Tax Treatment of Indemnity Payments.  It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and non-United States Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by applicable Law or a final determination.

11.5 No Duplication.  Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  Without limiting the foregoing, all Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of any indemnification payments or other recoveries actually received by such Indemnified Party from any third party, net of any costs incurred by the Indemnified Parties in recovering such amounts.

11.6 Mitigation.  An Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XI.

11.7 Indemnification Sole and Exclusive Remedy.  Following the Closing, except for the remedies described in Section 12.2 (which shall not include any action for monetary damages) and in the case of fraud, indemnification pursuant to this Article XI shall be the sole and exclusive remedy against the Sellers in the case of the Purchaser Indemnified Parties  and the sole and exclusive remedy against the Purchaser in the case of the Seller Indemnified Parties, related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement which survives Closing, excluding covenants contained herein which are to be performed after the Closing Date.  The preceding sentence shall not apply with respect to any Purchaser claims against the Sellers relating to Excluded Liabilities or Seller claims against Purchaser relating to Assumed Liabilities.

11.8 REIT Savings Clause.  Notwithstanding anything in this Agreement to the contrary, in no event shall any amount paid to any Purchaser Indemnified Party pursuant to this

Article XI in any taxable year exceed the maximum amount that can be paid in such year without causing any Parent Indemnified Party, or any direct or indirect owner of such Parent Indemnified Party, in each case which is REIT, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute Qualifying Income as determined by independent accountants to Parent.  If the maximum amount that can be paid for any taxable year under the preceding sentence is less than the amount which Sellers would otherwise be obligated to pay to the Purchaser Indemnified Parties pursuant to Article XI (the amount of such deficit, the “Deficit Amount”), the Purchaser Indemnified Parties shall so notify Sellers, and Sellers shall (at the Purchaser Indemnified Parties’ sole cost and expense) place the Deficit Amount in escrow and shall not execute any instrumentation permitting a release of any portion thereof to the Purchaser Indemnified Parties, and the Purchaser Indemnified Parties shall not be entitled to any such amount, unless and until Sellers and escrow holder receive (all at the Purchaser Indemnified Parties’ sole cost and expense) notice from Purchaser, together with either (a) an opinion of Purchaser’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income, (b) a ruling from the IRS holding that the receipt by the Purchaser Indemnified Parties of the Deficit Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (c) a letter from Purchaser’s independent accountants indicating the maximum amount that can be paid at that time to the Purchaser Indemnified Parties without causing any Purchaser Indemnified Party or any direct or indirect owner of such Purchaser Indemnified Party, in each case which is a REIT, to fail to meet the REIT Requirements for any relevant taxable year, together with either a ruling from the IRS issued to Purchaser or an opinion of Purchaser’s tax counsel to the effect that such payment would not be treated as includible in the income of the applicable Purchaser Indemnified Party for any prior taxable year, in which event the escrow holder shall pay such maximum amount.  Sellers' and escrow holder’s obligation to pay any Deficit Amounts shall terminate ten (10) years from the date of this Agreement and, upon such date, the escrow holder shall remit any remaining funds in escrow to Sellers and Sellers shall have no obligation to make any further payments to the Purchaser Indemnified Parties notwithstanding that such Deficit Amounts have not been paid as of such date.  For all purposes of this Agreement, (i) the Purchaser Indemnified Parties release Sellers from any claims that may arise from actions taken by Sellers at the request of the Purchaser Indemnified Parties or their agents under this Section 11.8, and (ii) the Purchaser Indemnified Parties’ right to receive Deficit Amounts shall be limited to the amounts in escrow and Sellers shall have no obligation to make any further payments to any Purchaser Indemnified Party with respect to such Deficit Amounts.

11.9 Indemnification Funds.  At all times following the Closing Date and prior to the Survival Expiration Date, Seller JV shall (i) hold and maintain funds in its own name in an amount not less than the Indemnification Amount plus such additional amount as may reasonably be expected to be necessary to satisfy any and all liabilities of Seller JV other than under this Article XI (such funds, as reduced by any payments to Purchaser on account of the Indemnification Amount, the “Indemnification Funds”), (ii) not sell, transfer, pledge, hypothecate, encumber or grant any direct or indirect interest in or to the Indemnification Funds, (iii) not conduct any new operations or incur any new liabilities or indebtedness other than with respect to any Property that remains owned by the Sellers, and (iv) not liquidate, wind-up or dissolve; provided, however, that in the event that Purchaser has made any Indemnification

Claim as to which notice was provided in accordance with Section 11.1 prior to the Survival Expiration Date, Seller JV’s obligations in this sentence shall continue with respect to the amount of Damages estimated by Purchaser with respect to such Indemnification Claim until the date upon which the obligations of Sellers pursuant to Article XI with respect to such claim shall have been satisfied in full or such Indemnification Claim has been resolved.

ARTICLE XII

MISCELLANEOUS

12.1 Brokers. Each Party hereby represents and warrants to the other Party hereto that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than (a) CSCA Capital Advisors, LLC, whose fees shall be paid by E, and (b) any other broker, salesman, finder or consultant whose fees are paid by such Party.

12.2 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto intentionally and materially breach their obligations under this Agreement (including intentionally and materially failing to take such actions as are required of it hereunder to consummate the transactions contemplated herein).  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent any such intentional and material breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent any such intentional and material breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.3 Intentionally Omitted

.

12.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party without the prior written consent of the other Party hereto; provided, however, no such consent shall be required in the event of an assignment by Purchaser, in whole or in part, prior to the Closing Date of its rights or obligations hereunder to an entity which is Controlled by Purchaser, provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.  Notwithstanding the foregoing, Purchaser shall also be entitled, without the consent of Sellers, to designate E or any affiliate of E to take title to one or more of the Facilities (and all related Property) at the Closing, provided, however, any such designation shall not relieve Purchaser of its obligations hereunder.

12.5 Entire Agreement. This Agreement (together with all schedules and exhibits hereto) supersedes any other agreement, whether written or oral, which may have been made or entered into by the Parties hereto relating to the matters contemplated hereby, and constitutes the entire agreement of the Parties. Except as expressly set forth in this Agreement, no Party hereto is making any representations or warranties, express or implied, as to such Party or the Property.

12.6 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the Sellers and the Purchaser may amend, modify, or supplement any provision of this Agreement, other than to the extent such modification adversely affects E, without the approval or consent of E.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

12.8 Successors and Assigns, No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the Parties to this Agreement and its successors and permitted assigns and nothing herein express or implied shall give or be construed to give any person or entity (including, for the avoidance of doubt, the Seller JV Rollover Investor), other than the parties hereto and such assigns, any legal or equitable rights.

12.9 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

12.10 Submission to Jurisdiction. Purchaser, E and each Seller irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, the United States District Court for the District of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser, E and each Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Purchaser, E and Seller irrevocably and unconditionally waive trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, the United States District Court for the district of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.11 Cooperation and Further Assurances

. Sellers, E and Purchaser agree to execute any further instruments or perform any acts which are or may become reasonably necessary to carry out the intent of this Agreement.

12.12 Severability

. Each provision of this Agreement shall be considered separable, and if, for any reason, any provision or provisions hereof are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

12.13 Headings

. Section titles are for convenience of reference only and shall not control or alter the meaning of this Agreement set forth in the text.

12.14 Bulk Sales Laws

. Purchaser and Sellers hereby waive compliance by the other with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of all or any portion of the Property to Purchaser.

12.15 Notices

. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (a) personally delivered, (b) delivered by express mail, Federal Express or other comparable overnight courier service, or (c) faxed (and confirmed by telephone), as follows:

To E or Purchaser:

Emeritus Corporation

3131 Elliott Ave., Ste. 500

Seattle, WA 90121

Fax No. (206) 204-6706

Attention: Mark A. Finkelstein

E-mail: mark.finkelstein@emeritus.com

HCP, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806

Fax No. (562) 733-5200

Attention: Brian J. Maas

E-mail: bmaas@hcpi.com

(562) 733-5119 with copies thereof to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036-6522

Fax No. (917) 777-3000

Attention: Joseph A. Coco, Audrey L. Sokoloff, and Peter D. Serating

E-mails: joseph.coco@skadden.com, audrey.sokoloff@skadden.com, and peter.serating@skadden.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax No. (212) 757-3990

Attention: Robert B. Schumer, Harris B. Freidus, and Justin Hamill

E-mails: rschumer@paulweiss.com, hfreidus@paulweiss.com, and jhamill@paulweiss.com

To Sellers:

c/o BRE/SW Portfolio LLC

345 Park Avenue

New York, NY 10154

Attention: David Roth

Facsimile: (212) 583-5202

E-mail:  roth@blackstone.com

with copies thereof to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Erik Quarfordt, Esq.

Facsimile:  (212) 455-2502

E-mail:  equarfordt@stblaw.com

All notices (A) shall be deemed to have been given on the date that the same shall have been received in accordance with the provisions of this Section and (B) may be given either by a Party or by such Party’s attorneys. Any Party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior written notice thereof to the other Parties.

12.16 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (other than the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

12.17 Commercially Reasonable Efforts

. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated herein.

12.18 Cooperation for Multiple Closings

. Notwithstanding anything in this Agreement to the contrary, if (1) any Party shall reasonably determine that the Closing is not expected to occur on or prior to December 31, 2012 because of a failure to satisfy the closing conditions with respect to some but not all of the Facilities (other than those conditions that by their terms are required to be satisfied or waived at the Closing and would be capable of being satisfied as of such time), (2) clause (a), (b) or (c) of Section 8.4 applies with respect to any Ground Lease, (3) clause (2) of the proviso of the last sentence of Section 4.1 applies with respect to any Facility, (4) the proviso of the last sentence of Section 3.4(h) applies with respect to any Existing Loan, or (5) the last sentence of Section 12.19 applies with respect to any Title Consent or Title Waiver (any Facility covered by any of the foregoing clauses (1) – (5), a “Delayed Closing Property”), then, provided at least one hundred twenty (120) Facilities are not Delayed Closing Properties, the Parties shall (at the request of Seller or Purchaser) cooperate to consummate the transactions contemplated by this Agreement with respect to each of the Facilities that are not Delayed Closing Properties (such consummation, (the “Initial Closing”) and shall reasonably agree to appropriate changes to this Agreement and adjustments on account of the Delayed Closing Properties, including the Purchase Price payable at the Initial Closing being reduced by the portion of the Purchase Price allocable to the Delayed Closing Properties.  The Parties acknowledge and confirm that in all events there shall be no Initial Closing unless and until all conditions precedent to the Closing have, with respect to the Facilities that are not Delayed Closing Properties, been satisfied (or waived by the Party entitled to waive).  After such Initial Closing, the Parties shall cooperate to provide for the consummation of the transactions contemplated by this Agreement with respect to any Delayed Closing Properties as and when the applicable closing conditions applicable thereto have been satisfied or waived.

12.19 Required Title Consents and Waivers.  Sellers and Purchaser acknowledge that there are certain Real Properties that have title exceptions which require (i) the consent of third parties in order to consummate the transactions contemplated by this Agreement (as more particularly described on Schedule 12.19 of the Disclosure Letter, each a “Title Consent”) or (ii) the waiver of a right of first refusal or purchase option in order to consummate the transactions contemplated by this Agreement (as more particularly described on Schedule 12.19 of the Disclosure Letter, a “Title Waiver”).  The Parties agree that the foregoing exceptions are not Permitted Exceptions in the absence of the applicable Title Consent in a form reasonably satisfactory to Purchaser; provided, however, once the Title Consent or Title Waiver shall be obtained, such exception shall be deemed a Permitted Exception.  In the event that a Title Consent or Title Waiver is not obtained prior to the Outside Closing Date, the applicable Facility and all Property comprising or relating to such Facility shall be excluded from the transactions contemplated by this Agreement, in which case (w) the Purchase Price shall be reduced by the portion of the Purchase Price allocable to such Facility (x) such Facility and such Property shall not be transferred to Purchaser at the Closing, (y) the OpCo Lease Agreement shall not include such Facility or Property, and (z) from and after the Closing Date none of the Parties hereto shall have any claims against any other Party hereto in connection with such Facility and such Property.

12.20 Alternative Transaction Structure.  Purchaser and E agree to consider in good faith any alternative transaction structures proposed by Sellers or the Seller JV Rollover Investor in order to mitigate potential adverse tax consequences to the holders of interests in the Seller JV Rollover Investor, provided that such alternative transaction structure is without cost or increased liability to Purchaser or E (including, without limitation, with respect to Taxes) and without any delay in the performance of any of the obligations of the Parties under this Agreement.  The parties hereto acknowledge and agree that the failure to agree to and implement such an alternative transaction structure mutually acceptable to Sellers, Purchaser, E and the Seller JV Rollover Investor shall not constitute a breach of this Agreement or failure of a condition precedent to Seller’s obligations to close under Section 5.1(b).

12.21 Cooperation with E.  Notwithstanding any other provision of this Agreement, the Parties shall cooperate to use commercially reasonable efforts (at Purchaser’s sole cost and expense) to cause the transfer of the Resident Agreements, Leases, Contracts, Other Current Management Agreements (to the extent such agreements have not been terminated prior to the Closing Date), the Assumed Personal Property Debt, the Entrance Fees, the Concessions of Rent, the CHOW Liabilities (exclusive of any CHOW Corrective Actions) and other applicable operational assets and agreements of Sellers (but excluding any Leased Property (as defined in the OpCo Lease Agreement)) and excluding, for the avoidance of doubt, any Existing Loans, Assumed Loans or Prepayment Fees (collectively, the “E Transferred Items”) to E or an Affiliate of E at the Closing (and, consistent with Section 45.20.2 of the OpCo Lease Agreement, Purchaser will designate E as the transferee of such items, as applicable, pursuant to this Agreement), together with the economic benefits and obligations solely with respect to such items in respect of periods beginning after the Closing (including for purposes of proration adjustments pursuant to Article VIII, with such benefits and obligations, including any Tenant Rents and Resident Rents, allocated to E).  In connection with the transfer of the Entrance Fees to E (and without limiting anything in this Section 12.21), at the Closing, Purchaser shall cause to be (i) transferred to E the Cash Deposits and (ii) paid to E an amount in cash equal to the excess of the Entrance Fees over the Cash Deposits, in each case, as of Closing.  Without limiting the generality of the foregoing, in connection with the foregoing assignments to E or an Affiliate of E, E will (a) assume the Assumed Liabilities relating to the E Transferred Items (and excluding, for the avoidance of doubt, any obligations arising under the CHOW Corrective Actions, Existing Loans, Assumed Loans, Prepayment Fees or Ground Leases), (b) cooperate with Sellers and Purchaser as reasonably requested by Sellers and Purchaser in connection with providing the information and records required to be provided by Purchaser under Sections 8.1(e) and 8.1(f) and taking the actions required to be taken by Purchaser under Section 8.1(g).  In addition, E will use commercially reasonable efforts to make modifications, if any, as required to give effect to the transactions contemplated by this Agreement under any agreements relating to the Property or the Business to which E (but not Sellers) is a party (the “Continuing E Manager Contracts”), it being the intention of the parties that after the Closing E shall continue to have the rights, and be subject to its obligations under, such Continuing E Manager Contracts.  If requested by E and to the extent reasonably practicable, the Parties will cooperate at E’s sole cost and expense to provide for the termination of any Other Current Management Agreement, provided, however, it shall not be a condition to Purchaser’s or Sellers’ obligation to close that such Other Current Management Agreements are terminated.  E (i) acknowledges that certain of the Contracts may be held in the name of the Sellers and an assignment or transfer of those Contracts to E at the Closing may require the consent of the counterparty thereto and (ii) waives any claim against the Sellers arising out of a breach of any such Contracts arising out of any such assignment or transfer.  With respect to any CHOW Corrective Actions, E and Purchaser shall reasonably agree whether such CHOW Corrective Actions are appropriate and, if agreed, will reasonably agree on adjustments to the rent under the OpCo Lease Agreement to reflect the costs of such CHOW Corrective Actions.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

BRE/SW Absaroka LLC
BRE/SW Alpine Court LLC
BRE/SW Alpine Springs LLC
BRE/SW Beacon Pointe LLC
BRE/SW Waterford Bellevue LLC
BRE/SW Brentmoor LLC
BRE/SW Brookside LLC
BRE/SW Buckingham Estates LLC
BRE/SW Cambridge Place LLC
BRE/SW Canterbury Court LLC
BRE/SW Canterbury Gardens LLC
BRE/SW Canyonview Estates LLC
BRE/SW Carriage Inn LLC
BRE/SW Cedar Ridge LLC
BRE/SW Century Fields LLC
BRE/SW Champlin Shores LLC
BRE/SW Chandler Place LLC
BRE/SW Chehalem Springs LLC
BRE/SW Chesterley Court LLC
BRE/SW Chesterley Meadows LLC
BRE/SW Chestnut Lane LLC
BRE/SW Chris Ridge LLC
BRE/SW Churchill LLC
BRE/SW Clearlake LLC
BRE/SW Cliff View LLC
BRE/SW Cordova Estates LLC
BRE/SW Cottage Village LLC
BRE/SW Cottages LLC
BRE/SW Cougar Springs LLC
BRE/SW Courtyard Gardens LLC
BRE/SW Crimson Ridge LLC
BRE/SW Crown Pointe LLC
BRE/SW Culpepper Place LLC
BRE/SW Dry Creek LLC
BRE/SW Eagle Cove LLC
BRE/SW Eagle Meadows LLC
BRE/SW Eden Estates LLC
BRE/SW Eldorado Heights LLC
BRE/SW Emerald Estates LLC
BRE/SW Emerald Pointe LLC
BRE/SW Englewood Arbor LLC
BRE/SW Fishers Landing LLC
BRE/SW Flint River LLC
BRE/SW Fox River LLC
BRE/SW Grayson View LLC
BRE/SW Hawthorne Inn Greenville LLC
BRE/SW Hawthorne Inn Hilton Head LLC
BRE/SW Heartland Park LLC
BRE/SW Heritage Place LLC
BRE/SW Bridgeport Heritage LLC
BRE/SW Hermiston Terrace LLC
BRE/SW Heron Pointe Cottages LLC
BRE/SW Heron Pointe LLC
BRE/SW Apple Ridge LLC
BRE/SW Hillside LLC
BRE/SW Holiday Lane LLC
BRE/SW La Villa LLC
BRE/SW Lake Pointe LLC
BRE/SW Lake Springs LLC
BRE/SW Lakeside LLC
BRE/SW Lakeside Cottages LLC
BRE/SW Lassen House LLC
BRE/SW Laurel Gardens LLC
BRE/SW Legacy Crossing LLC
BRE/SW Legacy Gardens LLC
BRE/SW Lexington Gardens LLC
BRE/SW Magnolia Gardens LLC
BRE/SW Bluegrass Terrace LLC
BRE/SW Manor House LLC
BRE/SW Maplewood LLC
BRE/SW Meadowlark LLC
BRE/SW Minnetonka LLC
BRE/SW Monroe House LLC
BRE/SW Montclair Park LLC
BRE/SW Moses Lake LLC
BRE/SW Mountain Laurel LLC
BRE/SW Mountain View LLC
BRE/SW Glendale Place LLC
BRE/SW Georgian Place LLC
BRE/SW Northpark Place LLC
BRE/SW Northridge LLC
BRE/SW Oak Tree Village LLC
BRE/SW Oakridge LLC
BRE/SW Orchard Glen LLC

BRE/SW Orchard Park LLC
BRE/SW Osprey Court LLC
BRE/SW Oswego Springs LLC
BRE/SW Azalea Gardens LLC
BRE/SW Palm Meadows LLC
BRE/SW Palm Meadows Village LLC
BRE/SW Palms LLC
BRE/SW Paradise Valley LLC
BRE/SW Park Avenue LLC
BRE/SW Park Place LLC
BRE/SW Peachtree Village-GA LLC
BRE/SW Peridot LLC
BRE/SW River Plaza LLC
BRE/SW Medallion LLC
BRE/SW Quail Hollow LLC
BRE/SW Quakers Landing LLC
BRE/SW Remington House LLC
BRE/SW River Road LLC
BRE/SW River Valley Landing LLC
BRE/SW Riverstone Terrace LLC
BRE/SW Rose Terrace LLC
BRE/SW Rose Valley LLC
BRE/SW Rose Valley Cottages LLC
BRE/SW Sandia Springs LLC
BRE/SW Sellwood Landing LLC
BRE/SW Sequoia Springs LLC
BRE/SW Sequoia Springs Cottages LLC
BRE/SW Parkway Village LLC
BRE/SW Spring Arbor LLC
BRE/SW Spring Creek LLC
BRE/SW Spring Estates LLC
BRE/SW Spring Meadows Cottages LLC
BRE/SW Spring Mountain LLC
BRE/SW Spring Pointe LLC
BRE/SW Spring Village LLC
BRE/SW Briarwood LLC
BRE/SW Woodside Village LLC
BRE/SW Manchester House LLC
BRE/SW Stone Mountain LLC
BRE/SW Stonebridge LLC
BRE/SW Sugarland Ridge LLC
BRE/SW Sunrise Creek LLC
BRE/SW Sunshine Village LLC
BRE/SW Sweetwater Springs LLC

BRE/SW Jasper Terrace LLC
BRE/SW Oaks LLC
BRE/SW Sun Mountain Plaza LLC
BRE/SW Spring Meadows LLC
BRE/SW Del Ray Villa LLC
BRE/SW West Park Place LLC
BRE/SW Willow Ridge LLC
BRE/SW Willows at Sherman LLC
BRE/SW Windfield Village LLC
BRE/SW Woodstock Estates LLC
BRE/SW Woodstock Terrace LLC

By:           /s/  David Roth
Name: David Roth
Title: Managing Director

BRE/SW PORTFOLIO LLC, a Delaware limited liability company

BRE/SW Member LLC,
a Delaware limited liability company

By:           _/s/ David Roth________________
                 Name: David Roth
                 Title:   Managing Director

EMERITUS CORPORATION,
a Washington corporation

By: _/s/ Eric Mendelsohn_____________________
Name: Eric Mendelsohn
Title:   SVP Corporate Development

HCP, INC.,
a Maryland corporation

By: _/s/ Paul F. Gallagher_____________________
Name: Paul F. Gallagher
Title:   Executive Vice President and
                                                                                                                Chief Investment Officer

EXHIBIT F

Permitted Exceptions

1) All liens, encumbrances or other title exceptions set forth on Schedule B-1 to the applicable Existing Policies.

2) Any state of facts disclosed on the applicable Survey.

3) Any liens or encumbrances pursuant to the Assumed Loan documents or the Assumed Personal Property Debt.

4) The standard printed exceptions appearing on the title policy issued by Title Company.

5) Zoning regulations and ordinances and municipal building restrictions, provided that the current use of all of the Real Property does not violate any such regulations or restrictions.

6) Sewer usage charges, not yet due and payable, subject to the terms of the Purchase Agreement.

7) Any liens or encumbrances for Taxes not yet due and payable.

8) Encroachments projecting from the Real Property over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Real Property, provided that such encroachments do not materially adversely affect the value or operations of the applicable Real Property or materially interfere with the current use thereof.

9) Utility and telephone company rights and easements to maintain poles, wires, cables, pipes, boxes and other facilities and equipment in, over and upon the Real Property, provided that such rights and easements do not materially adversely affect the value or operations of the applicable Real Property or materially interfere with the current use thereof.

10) Rights and easements for the installation, maintenance and replacement of water pipes and mains and sewer lines, facilities and equipment in, over and upon the Real Property, whether or not of record, provided that such rights and easements do not materially adversely affect the value or operations of the applicable Real Property or materially interfere with the current use thereof.

11) Any other non-monetary title encumbrance that does not materially adversely affect the value or operations of the applicable Real Property or materially interfere with the current use thereof.

12) The rights of Tenants and Residents under the Leases and the Resident Agreements.

13) Any other matter that would otherwise constitute an objection and that is consented to by Purchaser in writing or waived by Purchaser (or deemed waived by Purchaser pursuant to the Purchase Agreement).

EXHIBIT K

Certificate of Non-Foreign Status

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform HCP, Inc., a Maryland corporation (“Purchaser”) that withholding of tax will not be required in connection with the disposition of a U.S. real property interest pursuant to that certain Purchase and Sale Agreement, dated as of October 16, 2012 by and among Purchaser and Seller (as defined in such Purchase and Sale Agreement), the undersigned certifies the following on behalf of BRE/SW Portfolio LLC:

1.	Seller is treated as an entity disregarded as separate from BRE/SW Portfolio LLC for U.S. federal income tax purposes as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

2.	BRE/SW Portfolio LLC is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the regulations promulgated thereunder);

3.	BRE/SW Portfolio LLC is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

4.	BRE/SW Portfolio LLC’s U.S. employer identification number is [__]; and

5.	BRE/SW Portfolio LLC’s office address is [__].

BRE/SW Portfolio LLC understands that this certificate may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of BRE/SW Portfolio LLC.

Date: __________________, 2012

Name: ___________________________

Title: ____________________________